SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. __)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec.240.14a-12

INTERNATIONAL AIRCRAFT INVESTORS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	Fee not required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value

	(2)	Aggregate number of securities to which transaction applies:

3,581,773

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$1.45 (based on the consideration offered in the merger agreement)

	(4)	Proposed maximum aggregate value of transaction:

$5,193,357

	(5)	Total fee paid:

$478

☐	Fee paid previously with preliminary materials.

INTERNATIONAL AIRCRAFT INVESTORS
3655 Torrance Boulevard, Suite 410
Torrance, California 90503

Dear Shareholders:

          As you may know, International Aircraft Investors (“IAI”) has entered into a merger agreement with Jetscape Aviation Group, Inc. pursuant to which a wholly owned subsidiary of Jetscape will merge with IAI and the shareholders of IAI will receive $1.45 for each share of IAI common stock if the merger occurs on or before December 31, 2002 and, except under certain limited circumstances, $1.10 for each share of IAI common stock if the merger occurs after December 31, 2002. We currently anticipate that the merger will occur on or before December 31, 2002, although we cannot assure you that it will occur by that date, or at all, since some of the conditions to the merger are beyond our control.

          Completion of the merger requires the IAI shareholders to approve the principal terms of the merger agreement between Jetscape and IAI. We have scheduled a special meeting of our shareholders for December 19, 2002 to obtain that approval. Information regarding the special meeting is included in the accompanying proxy statement.

          Our board of directors believes that the merger agreement and the merger are fair to and in the best interests of IAI and its shareholders and unanimously recommends that you vote for approval of the principal terms of the merger agreement.

          Thank you for your support.

Sincerely,

William Lindsey Chairman of the Board and Chief Executive Officer

INTERNATIONAL AIRCRAFT INVESTORS
3655 Torrance Boulevard, Suite 410
Torrance, California 90503

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on December 19, 2002

Dear Shareholders:

          A special meeting of the shareholders of International Aircraft Investors will be held at the executive offices of IAI located at 3655 Torrance Boulevard, Suite 410, Torrance, California 90503 on December 19, 2002, at 9:00 a.m., to consider and vote on a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of November 13, 2002, among Jetscape Aviation Group, Inc., IAI and Jetscape Leasing, Inc.

          Enclosed is a Proxy Statement describing the matter to be voted upon at the special meeting. Please read it carefully and then sign, complete and return your Proxy as promptly as possible. If you receive more than one Proxy because your shares are registered in different names or addresses, each such Proxy should be signed and returned to assure that all your shares will be voted.

BY ORDER OF THE
BOARD OF DIRECTORS

Stuart M. Warren,

Secretary

November 27, 2002

          YOU ABE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THANK YOU.

          This proxy statement is dated November 27, 2002 and is first being mailed to shareholders on or about November 27, 2002.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	Why am I receiving this proxy statement?

A.	International Aircraft Investors, or IAI, has agreed to be acquired by Jetscape Aviation Group, Inc., or Jetscape, pursuant to a merger agreement that provides for the merger of a wholly owned subsidiary with IAI, as a result of which the shareholders of IAI will receive $1.45 per share of IAI common stock if the merger occurs on or prior to December 31, 2002 and, except under limited circumstances, $1.10 per share if the merger occurs after December 31, 2002. A copy of the agreement and plan of merger, which we will refer to as the merger agreement, is attached to this proxy statement as Annex A. In order to complete the merger, the shareholders of IAI holding at least a majority of the outstanding shares of IAI’s common stock must approve the principal terms of the merger agreement.

We currently anticipate that the merger will occur on or before December 31, 2002, although we cannot assure you that it will occur by that date, or at all, since some of the conditions to the merger are beyond our control.

Shareholders, including the directors and executive officers of IAI, holding approximately 50.4% of the voting power of IAI have agreed with Jetscape to vote for the principal terms of the merger agreement. Accordingly, approval of the principal terms of the merger agreement is assured.

This proxy statement contains important information about the merger and the special meeting and you should read it carefully.

Q.	Why is the Board of Directors of IAI proposing the merger?

A.	Your Board of Directors believes that this merger is the best alternative for IAI’s shareholders in light of the current economic conditions in the airline industry. Also, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the financial advisors to our Board of Directors, have opined that the consideration to be received by the public shareholders of IAI in the merger is fair to them from a financial point of view.

Q.	When does IAI expect to complete the merger?

A.	We expect to complete the merger as soon as possible after the shareholders meeting if we obtain the required shareholder approval at the special meeting. However, we cannot predict the exact timing since the merger is subject to the satisfaction of certain additional conditions and we cannot know when we will satisfy all of those conditions.

Q.	How does the Board of Directors recommend that I vote?

A.	Your Board of Directors unanimously recommends that the IAI shareholders vote “FOR” the proposal to approve the principal terms of the merger agreement.

Q.	What should I do now?

A.	Please review this proxy statement carefully and sign, date and return each proxy card and voting instruction card you receive as soon as possible.

Q.	How will my shares be voted if I return a blank proxy card?

A.	If you sign and return your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR the proposal submitted at the shareholders meeting.

Q.	What will be the effect if I do not vote?

A.	If you fail to return your properly executed proxy card or abstain from voting it will have the same effect as voting against the merger.

Q.	Can I vote my shares in person?

A.	Yes. If you are a shareholder of record, you may cast your vote in person at the special meeting.

Q.	Can I revoke my proxy and change my vote?

A.	Yes. You may revoke the proxy on or before the day of the shareholders meeting by following the directions on page 7.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your shares only if you instruct your broker to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q.	Should I send in my stock certificates now?

A.	No. After we complete the merger, we will send you written instructions to exchange your stock certificates for a check.

Q.	Who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, you should contact us at:

International Aircraft Investors
3655 Torrance Boulevard
Torrance, California 90503
Attention: President
Telephone No.: (310) 316-3080

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
International Aircraft Investors
Jetscape Aviation Group, Inc.
Merger Consideration
Our Recommendation to Shareholders
Opinion of Financial Advisor
Interest of Some IAI Executive Officers and Directors in the Merger
Voting
Dissenters’ Rights
Covenants of IAI
Conditions to the Merger
Termination of the Merger
THE SPECIAL MEETING
Time and Place; Purpose
Record Date; Voting Rights
Vote Required
Quorum
Proxies; Revocation of Proxies
Solicitation of Proxies
Share Ownership
THE MERGER
Structure of the Merger
Merger Consideration
Background of the Merger
Reasons for the Merger
Opinion of Our Financial Advisor
Interests of Certain Persons in the Merger
Dissenters’ Rights
Certain Federal Income Tax Consequences of the Merger
Regulatory Approvals
SUMMARY OF MERGER AGREEMENT
The Merger
Effective Time of the Merger
Conversion of Shares
Dissenters’ Rights
Payment; Paying Agent
Stock Options
Representations and Warranties
Covenants
Shareholders Meeting; Preparation of Proxy Material
No Solicitation
Commercially Reasonable Efforts
Employee Matters
Directors and Officers Indemnification and Insurance
Conditions of the Merger
Termination Events
Fees and Expenses
Termination Fees
Amendments
The Voting Agreement
SHAREHOLDER PROPOSALS
OTHER MATTERS
Annex A
Annex B
Annex C

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(continued)

-ii-

SUMMARY

          This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of the merger fully and for a more complete description of these terms, you should read carefully this entire proxy statement, including the merger agreement and the other annexes attached to it.

International Aircraft Investors

          We are engaged in the acquisition of used, single-aisle jet aircraft for lease and sale to domestic and foreign airlines and other customers. While we enter into both operating and direct financing leases, we are primarily engaged in leasing aircraft under short-term to medium-term “triple net” operating leases where the lessee is responsible for all operating costs (i.e., crew, fuel, insurance, taxes, licenses, landing fees, navigation charges, maintenance, repairs and associated expenses) and we retain the potential benefit or risk of the residual value of the aircraft, as distinct from direct financing leases where the full cost of the aircraft is normally recovered over the term of the lease generally at lower lease rates. We currently have 14 aircraft in our portfolio. These aircraft are leased to eleven airlines worldwide; one aircraft is leased to an airline as a direct financing lease, one aircraft is awaiting delivery under a binding letter of intent and one aircraft is being marketed for lease or sale.

          IAI was incorporated in California in 1988. Our principal executive offices are located at 3655 Torrance Boulevard, Suite 410, Torrance, California 90503 and our telephone and facsimile numbers are (310) 316-3080 and (310) 316-8145, respectively.

Jetscape Aviation Group, Inc.

          Jetscape is a diversified aviation holding company based in Fort Lauderdale, Florida. Jetscape’s affiliated companies are engaged in commercial aircraft leasing, management and technical services and remarketing, and also own and operate a fixed-based operation facility at Fort Lauderdale International Airport which caters to the general and corporate aviation markets. Jetscape currently manages seven commercial aircraft valued at over $400 million.

Merger Consideration

          You will receive $1.45 per share in cash for each of your shares of IAI common stock if the merger is completed on or before December 31, 2002 and, except under limited circumstances, $1.10 per share in cash if the merger is completed after December 31, 2002. The aggregate payment to be made to all holders of IAI’s common stock will be approximately $5.2 million if the merger is completed on or before December 31, 2002 and $3.9 million if the merger is completed after December 31, 2002. We currently anticipate that the merger will be completed on or before December 31, 2002, although we cannot assure you that it will be completed by that date, or at all, since some of the conditions to the completion of the merger are beyond our control.

Our Recommendation to Shareholders (see page 14)

          Our Board of Directors has unanimously approved the merger and the terms of the merger agreement and recommends that you vote FOR the proposal to approve the principal terms of the merger agreement.

Opinion of Financial Advisor (see page 15)

          In deciding to approve the merger, we considered an opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), the financial advisor to our Board of Directors, that, as of November 12, 2002, the merger consideration to be received by the IAI public shareholders was fair to IAI’s public shareholders from a financial point of view. The full text of the opinion of Houlihan Lokey is attached to this proxy statement as Annex B. You should carefully read the opinion of Houlihan Lokey in its entirety.

          Houlihan Lokey provided its advisory services and its opinion for the information and assistance of our Board of Directors in connection with the Board’s consideration of the merger. Houlihan Lokey’s opinion is not a recommendation as to how any shareholder should vote at the special meeting.

Interest of Some IAI Executive Officers and Directors in the Merger (see page 21)

          Our directors and executive officers own shares of IAI and other interests in IAI’s common stock and, to that extent, their interest in the merger is the same as yours. However, some of our executive officers and directors have interests in the merger that are different from your interests as a shareholder. The Board of Directors was aware of these interests and considered them in approving and recommending the merger.

Voting (see page 6)

          At the special meeting, the shareholders will vote on a proposal to approve the principal terms of the merger agreement. Each share of common stock is entitled to one vote. In order to be approved, a majority of IAI’s shares entitled to vote on the merger proposal must vote in favor of that proposal. On November 15, 2002, the record date for the special shareholders meeting, there were 3,581,773 shares of IAI’s common stock outstanding and entitled to vote, held by approximately 63 shareholders of record.

          Shareholders, including the directors and executive officers of IAI, holding approximately 50.4% of the voting power of IAI on the record date have agreed with Jetscape to vote for the principal terms of the merger agreement. Accordingly, approval of the principal terms of the merger agreement is assured.

Dissenters’ Rights (see page 22)

          Any shareholder who does not wish to accept the merger consideration of $1.45 or $1.10 per share in cash, as applicable, has the right under California law to receive the “fair market value” of his or her shares as of the date prior to the announcement of the proposed terms of the merger and to have this value determined by the appropriate Superior Court in California, if at least 5% of the outstanding shares of IAI properly demand dissenters’ rights. This right is subject to a number of restrictions and technical requirements. Generally, in order to exercise dissenters’ rights:

•	you must vote against the merger proposal;

•	you must make a written demand for appraisal no later than the date of the special meeting; and

•	if dissenters’ rights are available, you must thereafter follow specified statutory procedures in order to perfect your dissenters’ rights.

          Merely voting against the merger will not protect your dissenters’ rights. Annex C contains the text of the California dissenters’ rights law.

Covenants of IAI (see page 28)

          We have agreed to do or refrain from doing certain things, pending completion of the merger, including agreeing to:

•	continue to operate our business in the ordinary course consistent with past practices;

•	not solicit, initiate or take any action to facilitate or encourage the submission of a proposal to acquire IAI by another party or enter into discussions or negotiations with respect to such a proposal unless, in response to a written unsolicited proposal, our Board of Directors has determined, in its good faith judgment, after consultation with its outside counsel, that the proposal is more favorable from a financial point of view to our shareholders than the merger, the soliciting party has, or it is reasonably determined will have, the funds necessary to consummate the proposed acquisition, and it should take action with respect to the proposal to comply with its fiduciary duties; and

•	pay a termination fee to Jetscape of $100,000 (plus reimburse Jetscape for its expenses up to $400,000) if we enter into an agreement with another party, recommend or endorse another proposal or withdraw our Board of Directors’ recommendation of the merger.

          Our Board of Directors has also agreed to recommend shareholder approval of the merger proposal, subject to its fiduciary duties.

Conditions to the Merger (see page 31)

          The obligations of both IAI and Jetscape to complete the merger are subject to the satisfaction of a number of conditions. The most important of these mutual conditions are:

•	the approval by our shareholders of the principal terms of the merger agreement; and

•	the absence of any legal restraints or prohibitions that would prevent completion of the merger.

          Jetscape’s obligation to complete the merger is subject to the satisfaction of or, to the extent permitted by applicable law, waiver by Jetscape of a number of conditions. The most important of these conditions are:

•	Jetscape, IAI and its subsidiaries and International Lease Finance Corporation (“ILFC”) shall have entered into definitive agreements, in form and substance satisfactory to Jetscape, with respect to, among other things:

	•	a credit facility by ILFC to IAI after the merger is completed which can be drawn upon only for maintenance items, unless otherwise agreed to by the parties;

	•	ILFC’s guarantee to City National Bank (“CNB”) of payment of certain maintenance amounts with respect to certain IAI aircraft in the event of a default under CNB’s loan agreements with IAI to induce CNB to release such amounts to IAI;

	•	ILFC’s conversion of 50% of its outstanding junior debt into preferred stock of IAI at the time the merger is completed and conversion of the remaining 50% of ILFC’s junior debt into a ten-year term loan;

	•	Conversion of ILFC’s senior debt on certain aircraft of IAI to a five-year facility; and

	•	IAI’s, after the merger is completed, agreement not to sell aircraft below a stated minimum amount without ILFC’s prior approval;

•	each of the holders of IAI stock options have agreed to the cancellation of their options in accordance with the terms of the merger agreement;

•	our compliance with the terms of the merger agreement in all material respects;

•	the truth of our representations and warranties in the merger agreement in all material respects; and

•	shareholders holding less than 5% of our outstanding shares have presented demands for payment of dissenters’ rights.

          Our obligation to complete the merger is subject to the satisfaction of or, to the extent permitted by applicable law, waiver by us of a number of conditions. The most important of these conditions are:

•	Jetscape’s compliance with the terms of the merger agreement in all material respects; and

•	the truth of Jetscape’s representations and warranties in the merger agreement in all material respects.

Termination of the Merger (see page 33)

          Either we or Jetscape may terminate the merger agreement:

•	by mutual agreement;

•	on January 31, 2003, unless the party seeking to terminate the merger agreement is in breach of the merger agreement and that breach caused the failure to consummate the merger by that date;

•	if our shareholders do not approve the principal terms of the merger agreement; or

•	a law or final court order prohibits the merger.

          We may terminate the merger agreement if:

•	any covenant of Jetscape is breached in any material respect and is not cured within 10 business days after notice to cure;

•	any representation of Jetscape is untrue in any material respect and the failure to be true is not cured within 10 business days after notice; or

•	we have received a superior acquisition proposal from another party, paid the $100,000 termination fee to Jetscape, reimbursed Jetscape for its expenses and otherwise complied with our obligations under the “no solicitation” covenant.

          In addition, Jetscape may terminate the merger agreement if:

•	any covenant of IAI is breached in any material respect and is not cured within 10 business days after notice to cure;

•	any representation of IAI is untrue in any material respect and the failure to be true is not cured within 10 business days after notice; or

•	we become obligated to pay the $100,000 termination fee by reason of our board failing to recommend, or withdrawing its recommendation of, the approval of the principal terms of the merger agreement, or recommending entering into or publicly announcing its intention to enter into an agreement with respect to an acquisition proposal from a third party.

THE SPECIAL MEETING

          This proxy statement is furnished in connection with the solicitation of proxies from our shareholders by our Board of Directors for use at the special shareholders meeting.

Time and Place; Purpose

          The special meeting will be held on December 19, 2002, at 9:00 a.m., local time, at our executive offices located at 3655 Torrance Boulevard, Suite 410, Torrance, California 90503. The purpose of the special meeting is to consider and vote upon the proposal to approve the principal terms of the merger agreement.

Record Date; Voting Rights

          Only holders of IAI common stock at the close of business on November 15, 2002 are entitled to receive notice of and to vote at the special meeting. At the close of business on November 15, 2002, there were 3,581,773 shares of IAI common stock outstanding. Each share of IAI common stock is entitled to one vote at the special meeting.

Vote Required

          California law requires the affirmative vote of holders of a majority of the outstanding shares of IAI common stock for the approval of the principal terms of the merger agreement. Shareholders, including the directors and executive officers of IAI, holding approximately 50.4 % of the shares entitled to vote at the special meeting have agreed to vote for the approval of the principal terms of the merger agreement. Accordingly, approval of the principal terms of the merger agreement is assured.

Quorum

          The presence, in person or by proxy, of the holders of a majority of the IAI common stock issued, outstanding and entitled to vote at the special meeting will constitute a quorum for the transaction of business. The shares of IAI common stock present at the special meeting that abstain from voting or that are the subject of broker non-votes will be included for the purpose of determining a quorum and will have the effect of a vote against the merger proposal. A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. If a quorum is not present at the special meeting, the Board will likely adjourn or postpone the meeting to solicit additional proxies.

Proxies; Revocation of Proxies

          Our Board of Directors is soliciting proxies for the special meeting to enable shareholders to vote upon the merger proposal, whether or not they attend the special meeting. For all shares of common stock represented by a properly executed proxy received before or at the special meeting, the proxy holders will vote in accordance with the instructions on the proxies. If no voting instructions are indicated on a proxy, then the proxy holders will vote the shares represented by the proxy “FOR” approval of the principal terms of the merger agreement.

          If we propose to adjourn the special meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment, except for those shares that were voted against the merger proposal. Our Board of Directors requests shareholders to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Brokers who hold shares of common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners. Broker non-votes will not be counted as votes cast, but will have the same effect as votes cast against the merger proposal.

          A shareholder may revoke his or her proxy at any time before the proxy is exercised by filing a revoking instrument with the secretary of IAI or by executing another proxy bearing a later date. A shareholder who executed a proxy may suspend the powers of the proxy holders with respect to his or her shares by attending the special meeting in person and voting or requesting the suspension. If a shareholder executes two or more proxies with respect to the same shares, the proxy bearing the most recent date will be honored if otherwise valid. Attendance at the special meeting will not, in itself, revoke a proxy.

          In connection with the special meeting, holders of common stock should not return to us any stock certificates with their proxy cards. We will inform you when and how to return your stock certificates after the merger.

Solicitation of Proxies

          We will bear the cost of proxy solicitation for the special shareholders meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. We will not pay additional compensation to these directors, officers and employees for their solicitation but may reimburse them for out-of-pocket expenses. We will make arrangements with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons. We may reimburse these solicitors for reasonable out-of-pocket expenses.

Share Ownership

          The following table sets forth certain information, as of October 31, 2002, regarding the beneficial ownership of our common stock for (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock,

          (ii) each director, (iii) each executive officer and (iv) all directors and executive officers of IAI as a group.

	Number of	Percent
Name(1)	Shares	of Class

Christer Salén(2)	433,449	8.9%
William E. Lindsey(3)	572,985	11.8
Michael P. Grella(4)	406,988	8.4
Magnus Gunnarsson(5)	30,909	*
Ralph O. Hellmold(5)	58,409	1.2
Alex R. Lieblong(6)	748,424	15.4
Aaron Mendelsohn(5)	103,182	2.1
Kenneth Taylor(5)	42,215	*
Stuart M. Warren(7)	130,354	2.7
Rick O. Hammond(8)	66,202	1.4
Alan G. Stanford Jr.(9)	50,993	1.1
Christopher W. Vorderkunz(10)	45,265	*
SAFECO Corporation(11)	510,500	10.5
Sven Salén(12)	289,725	6.0
All directors and executive officers as a group (13 persons)(13)	2,721,308	55.9

*	Less than one percent

(1)	The address for each of named individuals is 3655 Torrance Boulevard, Suite 410, Torrance, CA 90503.

(2)	Shares are held by European Aircraft Investors Limited. Christer Salén is a director of and owns 9% of the outstanding stock of European Aircraft Investors Limited. The remaining stock of European Aircraft Investors Limited is indirectly owned by discretionary trusts of which Mr. Salén is not a beneficiary. Mr. Salén disclaims beneficial ownership of the shares held by such trusts. Christer Salén is the brother of Sven Salén and disclaims beneficial ownership of the shares beneficially owned by Sven Salén. Includes 30,909 shares subject to options exercisable within 60 days after October 31, 2002.

(3)	Includes 527,652 shares subject to options exercisable within 60 days after October 31, 2002.

(4)	Includes 376,766 shares subject to options exercisable within 60 days after October 31, 2002.

(5)	Includes 30,909 shares subject to options exercisable within 60 days after October 31, 2002.

(6)	Shares are held by Alex R. Lieblong, Key Colony Fund, L.P., Lieblong Transport, Inc. and Paul Spann, based upon Form 4 dated December 24, 2001. Stated address for Key

Colony Fund, L.P. is 10825 Financial Centre Parkway, Suite 100, Little Rock, AR 72211. Includes 7,224 shares subject to options exercisable within 60 days after October 31, 2002.

(7)	Includes 27,564 shares subject to options exercisable within 60 days after October 31, 2002.

(8)	Includes 59,147 shares subject to options exercisable within 60 days after October 31, 2002.

(9)	Includes 40,993 shares subject to options exercisable within 60 days after October 31, 2002.

(10)	Includes 45,215 shares subject to options exercisable within 60 days after October 31, 2002.

(11)	Based upon Amendment No. 4 to Schedule 13G/ A dated January 11, 2002. The stated address for SAFECO Corporation is SAFECO Plaza, 601 Union Street, Suite 2500, Seattle, WA 98185. 299,300 of the shares are beneficially owned by registered investment companies for which SAFECO Asset Management Company acts as an advisor and 186,950 shares are beneficially owned by employee benefit plans for which SAFECO Corporation is the plan sponsor.

(12)	Shares are held by Salénia AB. Salénia AB is beneficially owned by Sven Salén and his family. Sven Salén is the brother of Christer Salén and disclaims beneficial ownership of the shares beneficially owned by Christer Salén and European Aircraft Investors.

(13)	Includes an aggregate of 1,271,039 shares subject to options exercisable within 60 days after October 31, 2002.

THE MERGER

          The information in this proxy statement summarizes the material terms of the merger agreement. We urge you to read the merger agreement that is attached hereto as Annex A and incorporated by reference into this proxy statement.

Structure of the Merger

          At the time the merger becomes effective, a wholly owned subsidiary of Jetscape will merge with and into IAI, with IAI as the surviving corporation.

Merger Consideration

          Each share of IAI common stock outstanding immediately prior to the effectiveness of the merger will be converted into $1.45 per share in cash if the merger occurs on or prior to December 31, 2002 and $1.10 per share in cash if the merger occurs after December 31, 2002; provided, however, that if all conditions precedent to the completion of the merger, including approval of the principal terms of the merger agreement by the shareholders of IAI, have been met by December 31, 2002, other than the condition requiring the execution of agreements with ILFC, the price per share will remain at $1.45.

Background of the Merger

          On March 28, 2001, Mr. William Lindsey, Chairman and Chief Executive Officer of IAI, and Mr. Michael Grella, President of IAI, met with a representative of Dresdner Kleinworth Wasserstein, North America Leasing (“DKW”) to discuss the state of the aircraft leasing market and the possibility of IAI combining with another leasing company. Messrs. Lindsey and Grella met with representatives of DKW and one other investment banking firm on several occasions in May 2001.

          On May 31, 2001, a telephonic meeting of the Board of Directors occurred to discuss Messrs. Lindsey’s and Grella’s conversations with DKW.

          In June 2001, Messrs. Lindsey and Grella, with the assistance of DKW, were introduced to several possible candidates for a transaction. On July 25, 2001, one of those candidates executed a confidentiality agreement and received confidential information regarding IAI.

          On August 7, 2001, IAI executed an engagement letter with DKW. During August and September 2001, at least three additional entities executed confidentiality agreements and received confidential information regarding IAI.

          After the events of September 11, 2001, Mr. Lindsey discussed with representatives of DKW the difficult market conditions and the uncertainty in the aircraft leasing market. Because of market conditions, it was concluded that efforts to find a merger partner for IAI should be postponed until early 2002.

           In February 2002, Mr. Lindsey met with representatives of DKW to discuss current market conditions. It was decided that DKW would make a final effort to find a merger partner for IAI. On March 19, 2002, DKW advised IAI that, due to market conditions, it could not find a merger partner for IAI at that time.

          On April 3, 2002, Mr. Lindsey contacted Mr. John Evans, President of Jetscape. The parties discussed their respective businesses and Mr. Evans indicated that he was interested in returning to the aircraft leasing business after selling a leasing company, of which he was president, in 1999.

          On April 4, 2002, a telephonic meeting of the Board of Directors occurred at which Mr. Lindsey advised the Board regarding his discussions with Mr. Evans.

          On April 5, 2002, IAI and Jetscape entered into a confidentiality agreement pursuant to which Jetscape agreed to keep confidential information provided by IAI in connection with Jetscape’s evaluation of a possible acquisition of IAI.

          During April 2002, IAI was approached by a broker who purported to have parties interested in a possible investment in IAI. Certain information was provided to this broker. Confidentiality agreements were entered into with this broker but no offers were ever received.

          Throughout April, May and June 2002, representatives of IAI and Jetscape met to discuss a possible transaction.

          In late May 2002, Mr. Lindsey contacted another aircraft leasing company regarding the possibility of a transaction with IAI. That company was not interested in a transaction at that time.

          On May 30, 2002 and June 13, 2002, meetings of the Board of Directors occurred at which Mr. Lindsey described his efforts to find a merger partner for IAI and specifically discussed a proposed transaction with Jetscape.

          On July 10 through 15, 2002, counsel for Jetscape and counsel for IAI discussed a structure and procedures for a possible transaction.

          Jetscape sent a non-binding letter of intent, dated July 22, 2002, to IAI to confirm Jetscape’s interest in IAI and to set forth the terms on which Jetscape was willing to attempt to negotiate a definitive merger agreement. The letter contemplated a purchase price of $2.20 per share of IAI common stock and that Jetscape would retain existing management of IAI under their current employment terms. The letter also contemplated that IAI negotiate exclusively with Jetscape until August 23, 2002.

          On July 25, 2002, a telephonic meeting of the IAI Board of Directors occurred. Present at the meeting was Richard Boehmer of O’Melveny & Myers LLP, counsel for IAI. Mr. Boehmer summarized the duties of the Board of Directors when considering transactions of this type. Mr. Lindsey described the prospects for IAI, the events leading up to the letter of intent, and the terms of the proposed letter of intent. Mr. Lindsey also described the attempts made earlier in 2002 to sell IAI. After this discussion, the Board of Directors authorized management to continue negotiating with Jetscape and to attempt to increase the per share price.

          On July 26, 2002, Mr. Lindsey contacted Mr. Evans and informed him that IAI’s Board of Directors wanted a higher purchase price.

          Between July 29 and August 1, 2002, representatives of Jetscape and its counsel conducted due diligence at IAI.

          On August 1 and 2, 2002, Messrs. Lindsey and Grella met with Mr. Evans to discuss a proposed transaction. In addition, Mr. Lindsey conducted due diligence with respect to Jetscape.

          On August 3, 2002, Mr. Evans informed Mr. Lindsey that Jetscape was willing to increase the purchase price to $2.25 per share.

          On August 6, 2002, a telephonic meeting of the IAI Board of Directors occurred. At that meeting, Mr. Lindsey described to the directors his negotiations with Mr. Evans and that Jetscape was willing to increase the purchase price to $2.25 per share. After discussion, the Board of Directors authorized management to execute a non-binding letter of intent with Jetscape, reflecting the revised purchase price. The Board of Directors also authorized the engagement of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to provide an opinion regarding the fairness, from a financial point of view, of the consideration to be received by the public shareholders in any transaction with Jetscape.

          On August 5, 2002, IAI entered into an engagement letter with Houlihan Lokey.

          On August 7, 2002, IAI executed the revised letter of intent with Jetscape.

          On September 6, 2002, Mr. Evans contacted Mr. Lindsey and requested an extension of the exclusive negotiation period to September 25, 2002.

          Throughout August, September and October 2002, representatives of IAI and Jetscape continued due diligence and discussions concerning a possible transaction.

          On October 9, 2002, Mr. Evans wrote to Mr. Lindsey to propose a revised offer of $1.50 per share due to the accelerated deterioration of the aircraft leasing industry and the taxes that would be payable with respect to a proposed transaction.

          On October 9, 2002, Jetscape sent a revised letter of intent to IAI that reflected a proposed purchase price of $1.50 per share. On October 10, 2002, Mr. Lindsey executed the revised letter of intent, subject to approval by IAI’s Board of Directors.

          On October 15, 2002, a telephonic meeting of the IAI Board of Directors occurred. Representatives of O’Melveny & Myers LLP and Houlihan Lokey attended the meeting. Mr. Lindsey reviewed the financial condition and prospects of IAI, both of which had deteriorated significantly in the last several months. Mr. Lindsay also reviewed IAI’s cash position and the tax considerations to Jetscape that affected the price Jetscape is willing to offer.

Mr. Lindsey described the events between the execution of the first letter of intent on July 22, 2002 and the receipt of the revised letter on October 9, 2002. Representatives of Houlihan Lokey then reviewed with the Board of Directors the state of their due diligence and informed the Board of Directors that, although they had not completed their analysis, nothing had come to their attention to cause them to believe that they could not give a fairness opinion with respect to a purchase price of $1.50 per share. After further discussion, the Board of Directors ratified the execution of the revised letter of intent and authorized management to proceed to negotiate a definitive agreement with Jetscape.

          On October 21, 2002, counsel for Jetscape provided to counsel for IAI a draft of the merger agreement.

          On October 29, 2002, counsel for Jetscape provided to counsel for IAI a draft voting agreement.

          During the remainder of October and early November 2002, representatives of IAI and Jetscape continued to negotiate the merger agreement and a voting agreement required by Jetscape, to be executed by the directors and executive officers and certain other shareholders of IAI.

          On November 5, 2002, a telephonic meeting of the IAI Board of Directors occurred. Mr. Lindsey explained the state of the negotiations between IAI and Jetscape. Richard Boehmer of O’Melveny & Myers LLP, counsel to IAI, reviewed with the Board the present draft of the merger agreement. Representatives of Houlihan Lokey gave a presentation regarding IAI and valuations of IAI using different techniques. Representatives of Houlihan Lokey also discussed the type of opinion Houlihan Lokey would be in a position to give when the merger agreement is finalized. After discussion, the Board of Directors approved the merger agreement, subject to negotiation of certain terms as identified to the Board, and subject to receipt by IAI of an opinion of Houlihan Lokey that the consideration to be received by the public shareholders of IAI in connection with the merger is fair to them from a financial point of view.

          Between November 5, 2002 and November 12, 2002, representatives of IAI and Jetscape discussed the deteriorating cash position of IAI and the taxes that would be payable if the merger was not consummated during 2002. IAI and Jetscape agreed that the price per share payable in the merger should be reduced to $1.45 to account for the deteriorating cash position of IAI and, if the merger was not consummated on or before December 31, 2002, the price per share would be reduced to $1.10 unless, at December 31, 2002, all conditions to the consummation of the merger had been satisfied, other than the condition requiring that agreements be entered into with ILFC.

          On November 12, 2002, a telephonic meeting of the IAI Board of Directors occurred. Mr. Lindsey explained the state of the negotiations between IAI and Jetscape. Richard Boehmer of O’Melveny & Myers LLP reviewed with the Board the terms of the proposed merger agreement. Representatives of Houlihan Lokey updated their presentation from November 5, 2002 regarding IAI and valuations of IAI using different techniques. Houlihan Lokey then delivered their oral opinion (later confirmed in writing) that the consideration to be received by the public shareholders of IAI pursuant to the merger agreement is fair to them from a financial point of view. After discussion, the Board of Directors determined that the merger agreement and the merger was fair to and in the best interests of IAI and its shareholders, approved and declared the advisability of the merger agreement and the merger, and voted to recommend that the shareholders of IAI approve the principal terms of the merger agreement.

          On November 13, 2002, the merger agreement was executed and delivered by all parties. In addition, agreements to vote for approval of the principal terms of the merger agreement were executed and delivered by each director and executive officer of IAI and on behalf of ILFC and Sven Salén.

Reasons for the Merger

          In reaching their conclusion to approve the merger agreement, our Board of Directors consulted with our senior management as well as IAI’s financial and legal advisors, and considered a variety of factors, including without limitation the following:

•	presentations by management regarding the business, operations, financial condition, business strategy and prospects of IAI;

•	the present state of the airline industry and its prospects;

•	financial presentations by Houlihan Lokey (including the assumptions and methodologies underlying the financial information presented);

•	the opinion of Houlihan Lokey that, as of the date of the opinion and subject to and based on the considerations in its written opinion dated November 12, 2002, the consideration to be received by the public holders of our common stock in the merger is fair to such holders from a financial point of view;

•	presentations by and discussions with counsel for IAI regarding the duties and obligations of IAI’s Board of Directors in considering transactions of this type; and

•	discussions of the terms and conditions of the merger agreement with management, representatives of IAI’s legal counsel and representatives of Houlihan Lokey.

          IAI’s Board of Directors, in making its determination to approve the merger agreement and to recommend to the IAI shareholders the approval of the principal terms of the merger agreement, considered the following factors:

•	the Board’s belief that, due to the economic condition of the airline industry in general, the significant reduction in lease rates for aircraft of the type leased by IAI, the status of IAI’s current leases, the significant reduction in the value of IAI’s aircraft, the potential difficulty IAI will encounter in refinancing its existing indebtedness and IAI’s cash position, the merger agreement offered the only viable option to return value to IAI’s shareholders;

•	the consideration to be received by IAI’s shareholders in the merger represented a 98.6% premium (or a 50.7% premium if the merger occurs after December 31, 2002) over the closing price of IAI’s common stock on November 7, 2002, the last day on which trading occurred in the common stock of IAI prior to the day the Board of Directors approved the merger agreement;

•	the Board’s belief that the analysis and opinion of Houlihan Lokey supported the Board’s conclusion that the consideration to be received by IAI’s public shareholders in the merger is fair to IAI’s public shareholders from a financial point of view;

•	the provisions of the merger agreement that are structured so as to (i) accommodate additional bona fide unsolicited offers to acquire IAI and specifically to permit the IAI Board of Directors to provide information to and negotiate with other interested parties that make a superior proposal and (ii) enable the IAI Board of Directors to terminate the merger agreement, and accept a better offer, subject to the payment of a $100,000 termination fee, reimbursement of Jetscape for its expenses up to $400,000 and compliance with the other provisions of the merger agreement; and

•	current and historical market prices and trading information with respect to the IAI common stock.

          The foregoing discussion of the information and factors considered by the IAI Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with the evaluation of the merger agreement, the IAI Board of Directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in its determination. In addition, individual members of the IAI Board of Directors may have given different weights to different factors.

          Based upon this analysis, the IAI Board of Directors approved the merger agreement and recommends that the shareholders of IAI approve the merger proposal.

          The IAI Board of Directors unanimously recommends that the IAI shareholders vote “FOR” the merger proposal at the special shareholders meeting.

Opinion of Our Financial Advisor

          Pursuant to an engagement letter dated August 5, 2002, our Board of Directors retained Houlihan Lokey to provide it with financial advisory services and a financial fairness opinion in connection with the merger. Houlihan Lokey is a middle-market investment banking firm which has significant experience in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey was selected as the financial advisor to our Board of Directors after consideration by the Board of other investment banking firms. Houlihan Lokey was selected based on its qualifications, expertise and reputation. At a meeting of our Board of Directors held on November 12, 2002, Houlihan Lokey rendered its oral opinion, which opinion was confirmed in a written opinion dated November 12, 2002, that as of such date and subject to and based on the considerations in its written opinion, the consideration to be received in the merger by the public holders of our common stock was fair to such holders from a financial point of view.

          Attached to this proxy statement as Annex B and incorporated herein by reference is a copy of Houlihan Lokey’s opinion, which describes, among other things, the procedures followed, assumptions made, other matters considered and limits on the review undertaken by Houlihan Lokey in connection with the opinion. We urge you to read the entire opinion carefully. Houlihan Lokey’s opinion is directed to our Board of Directors and addresses only the fairness of the merger consideration, from a financial point of view, offered to public holders of our common stock as of the date of the opinion. Houlihan Lokey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of our common stock as to any matter relating to the merger. The summary of Houlihan Lokey’s opinion included in this document is qualified in its entirety by reference to the full text of the opinion.

          In the course of performing its review and analysis for rendering its opinion, Houlihan Lokey:

•	Reviewed our Annual Reports on Form 10-K for the four fiscal years ending December 31, 2001;

•	Reviewed our consolidated, audited financial statements for the four fiscal years ended December 31, 2001, and our draft, unaudited consolidated financial statements for the interim period ended September 30, 2002;

•	Reviewed copies of the draft Agreement of Plan of Merger dated November 11, 2002;

•	Reviewed aircraft appraisals dated September 2002 prepared by an internationally-recognized third party appraiser;

•	Met with members of our senior management to discuss the merger and our operations, financial condition, future prospects, projected operations and performance;

•	Visited our business offices;

•	Reviewed our income statement and cash flow projections on a month-by-month and plane-by-plane basis through December 31, 2007 as prepared by our management;

•	Reviewed certain publicly-available financial data for certain companies that it deemed comparable to us; and

•	Conducted other studies, analyses and inquiries that it considered appropriate.

          Our Board of Directors did not impose any limitations upon Houlihan Lokey with respect to the investigations made or procedures followed in rendering its opinion. Houlihan Lokey has not been requested and does not intend to update, revise or reaffirm its fairness opinion in connection with the merger, including reflecting any circumstances or events that have occurred since November 12, 2002. You should understand that the opinion speaks only as of its date. Events that could affect the fairness of the consideration to be received by the holders of our common stock in the merger, from a financial point of view, include adverse changes in industry performance or market conditions and changes to our business, financial condition and results of operations.

          The amount of the merger consideration was determined by Jetscape and us in arm’s length negotiations. Houlihan Lokey was not retained to determine or recommend, and did not determine or recommend, the amount of the consideration to be received by the holders of common stock in the merger. The opinion relates only to the fairness, from a financial point view, of the consideration to be received in the merger and does not address any other aspect of the merger, nor does it constitute a recommendation to you as to how to vote at the shareholder’s meeting. Houlihan Lokey’s opinion also does not address the relative merits of the merger, the merger agreement or the other business strategies considered by our Board of Directors, or our Board of Directors’ underlying business decision to effect the merger. Houlihan Lokey was not asked to opine on and does not express any opinion as to the tax consequences of the merger or the fairness of any aspect of the merger not expressly addressed in its fairness opinion. Further, Houlihan Lokey was retained by our Board of Directors and its opinion was delivered only to our Board of Directors. Houlihan Lokey was not retained as an advisor or agent to our shareholders or any other person.

          Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to us and did not assume any responsibility with respect to this information. With respect to financial forecasts and projections, Houlihan Lokey assumed that they had been reasonably prepared on bases reflecting the best currently available estimates of our future financial results and conditions and the good-faith judgments of our senior management, and that there was no material change in our assets, financial condition, business or prospects since the date of the most recent financial statements made available to it. Houlihan Lokey assumed no responsibility for and expressed no view as to these forecasts and projections or the assumptions on which they were based. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operations may cause our management’s projections or the underlying assumptions to be inaccurate. Houlihan Lokey neither reviewed our books and records nor made any physical inspection or independent evaluation or appraisal of our assets and liabilities or any of our subsidiaries. Our management provided Houlihan Lokey with appraisals of each of our aircraft dated September 2002 prepared by an internationally-recognized third party appraiser. Houlihan Lokey relied on these appraisals and did not independently verify the appraisals.

          Houlihan Lokey’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. In rendering its opinion, Houlihan Lokey assumed that the definitive merger agreement would not differ in any material respect from the last draft of such agreement provided to and reviewed by Houlihan Lokey, and that the merger would be completed on the terms set forth in the last draft of such merger agreement, without waiver or modification of any material terms.

          In arriving at its opinion, Houlihan Lokey did not ascribe a specific range of values to our common stock, but rather made its determination as to fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in the merger on the basis of the financial and comparative analyses summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Houlihan Lokey believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them could create a misleading or incomplete view of the process underlying its opinion.

          Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by our common shareholders in the merger, and reviewed and confirmed the appropriateness of these methodologies. The following is a summary of the financial analyses performed by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement. Houlihan Lokey utilized each of the following methodologies based upon its view that each is reflective of generally accepted valuation methodologies and appropriate given our trading volume relative to total shares outstanding, the accessibility of information regarding comparable publicly-traded companies, the available financial forecasts and projections prepared by our management, and available information regarding similar transactions in the aircraft leasing industry. Each method used provides an indication of our per share equity value in order to assess the fairness of the consideration offered to our public shareholders in the merger. Although Houlihan Lokey utilized all of the valuation methods summarized below in arriving at the conclusions stated in its opinion, because of the lack of publicly-traded aircraft leasing companies that are sufficiently comparable to IAI, Houlihan Lokey used the market multiple method of valuation primarily to determine whether the valuation indications calculated under the other methodologies were reasonable.

          In assessing the financial fairness of the consideration to be received by our common shareholders in the merger, Houlihan Lokey: (i) analyzed the historic trading prices of our publicly-traded common stock; (ii) valued IAI using the discounted cash flow method; (iii) compared multiples derived from the merger consideration with market multiples of publicly-traded companies whose business is similar to ours; and (iv) valued IAI using the underlying asset method. Each analysis is summarized below.

          Comparison to Publicly-Traded Prices. Houlihan Lokey reviewed the historical trading prices and trading volumes for our publicly-traded common stock prior to the announcement of Jetscape’s merger proposal. Houlihan Lokey analyzed our closing stock price as of November 7, 2002, which was the last day on which the stock traded prior to Houlihan Lokey’s presentation to our Board on November 12, 2002. In addition, Houlihan Lokey reviewed the trading prices of our common stock over the 52-week period prior to November 7, 2002. On November 7, 2002, our stock traded at $0.73 per share. Prior to November 7, 2002, our 52-week low and high trading prices were $0.11 per share (October 23, 2002) and $2.19 per share (November 27, 2001), respectively. During the thirty day period prior to November 7, 2002, our common stock closed at prices ranging from $0.25 to $0.83 per share. During the ninety-day period ended November 7, 2002, the average daily trading volume of our common stock was approximately 1,730 shares (representing approximately 0.048% of our outstanding shares of common stock).

          Discounted Cash Flow Method. Based on cash flow projections prepared by our management for the years 2003 through 2007, Houlihan Lokey performed a discounted cash flow analysis. The cash flow projections relied upon by Houlihan Lokey contained certain assumptions made by our management which were developed on a plane-by-plane basis. Such assumptions include, without limitation, the following:

•	current aircraft leases continue uninterrupted for their stated terms;

•	most aircraft are re-leased (a sale of the aircraft in the near-term would not generate sufficient proceeds to cover our debt obligations);

•	significant amounts of unused maintenance reserve restricted cash at the end of the related leases are used for maintenance, reconfiguration and other preparation costs incurred to prepare the aircraft for re-lease;

•	lease renewal rates will be in accordance with current management estimates, which on average are projected to be approximately 17% lower than current lease rates for most aircraft; and

•	with the exception of one long-term lease which expires in 2014, the aircraft portfolio is sold by December 2007 at selling prices based on plane-specific base value estimates contained in the September 2002 aircraft appraisals assuming “normal” industry conditions rather than the current industry conditions (selling prices under current industry conditions are anticipated to be lower than selling prices under normal industry conditions).

          Our management considers its assumptions to present a “best case scenario” because the assumptions do not take into account any of the following factors, some of which have occurred or may be likely to occur:

•	non-payments under current aircraft leases (even though IAI is currently experiencing non-payments on aircraft leases);

•	return of aircraft prior to expiration of the lease term;

•	repossession costs;

•	idle aircraft as the aircraft are re-marketed; and

•	legal and other expenses incurred in disposing of aircraft where the sale price is less than related debt.

It is anticipated that if these factors had been taken into account in preparing the cash flow projections, the amounts of cash flow projected would have been reduced. As such, the indicated value per share determined by the discounted cash flow analysis is overstated to the extent any of these factors are likely to occur. Houlihan Lokey estimated our equity value using the discounted cash flow method by first deriving adjusted free cash flows and then discounting the future free cash flows to their present value. Houlihan Lokey applied a risk-adjusted required equity rate of return of 15% to 20% to the projected free cash flows to equityholders. Houlihan Lokey’s estimated discount rate was based upon (i) the cost of capital evidenced by certain publicly-traded companies that are most comparable to us: (AAR Corp., Aerocentury Corp., Airlease Ltd. and Willis Lease Finance Corp.) and (ii) considerations of the risks inherent in an investment in IAI. Based on this analysis, Houlihan Lokey derived a range of indicated value of our common stock of $0.51 to $0.60 per share.

          Market Multiple Method. In using the market multiple method of valuation, Houlihan Lokey compared certain financial information relating to IAI to corresponding publicly-available data and ratios from a group of publicly-traded companies that are most comparable to IAI. The selected companies include: AAR Corp., Aerocentury Corp., Airlease Ltd. and Willis Lease Finance Corp. In selecting this group of companies, Houlihan Lokey noted that many of the publicly-traded companies involved in aircraft leasing are not sufficiently comparable to us because (i) the leading aircraft industry leasing companies are wholly-owned subsidiaries of large parent corporations and (ii) the other available companies derive a majority of their business from areas other than aircraft leasing (e.g., engine leasing, aircraft refurbishment, parts, etc.) and have a focus different from us (e.g. regional or commuter aircraft versus narrowbody twin engine aircraft). Because of the lack of sufficiently comparable publicly-traded companies, Houlihan Lokey used the market multiple method of valuation primarily to determine the reasonableness of the valuations determined under the other methods of valuation. Based on the most recent publicly available information, Houlihan Lokey calculated financial ratios for the selected group of publicly-traded companies including the multiples of: (i) enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”), (ii) enterprise value to latest twelve months earnings before interest and taxes (“EBIT”), (iii) price to earnings and (iv) price to net book value. Based on the above market multiple analyses, the multiples derived from the merger consideration of $1.45 per share or $1.10 per share, as the case may be, appeared reasonably consistent with the market multiples of the selected publicly-traded companies analyzed.

          Underlying Asset Method. Using the underlying asset method of valuation, Houlihan Lokey derived an estimate of the value of the equity of IAI based on its underlying assets and liabilities. In particular, the analysis focused on the estimated fair market value of IAI’s primary underlying assets (the aircraft) and related indebtedness. In performing the analysis, Houlihan Lokey substituted the book value of the aircraft with the fair market value of the aircraft as provided in the September 2002 aircraft appraisals. Houlihan Lokey performed the underlying asset analysis at two levels: (i) first, it examined the indicated value on a consolidated basis and (ii) then, because the aircraft and bank loans (which are non-recourse to IAI) reside at Special Purpose Subsidiaries (“SPS”), it performed the analysis on an SPS-by-SPS basis. Implicit in the analysis is that upon the sale of the assets of a SPS, the shareholders of IAI would realize positive value only to the extent the assets could be sold for an amount greater than the amount of any related liabilities. Accordingly, for purposes of the analysis, the face value of the liabilities was assumed to be equal to the fair market value for such liabilities. Based on the analysis conducted, the resulting range of value was minimal to $0.42 per share.

          Conclusion. Based on the foregoing financial analyses, it is Houlihan Lokey’s opinion that the consideration to be received by our public shareholders of $1.45 per share (if the merger is completed on or prior to December 31, 2002) or $1.10 per share (if the merger is completed after December 31, 2002) is fair to these public shareholders, from a financial point of view.

          No company or transaction used in any of the analyses performed by Houlihan Lokey is identical to us or the merger. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of certain aspects of such analyses and various factors. Houlihan Lokey also made certain assumptions with respect to us, the effect of the merger, industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by the analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, those analyses and estimates are inherently subject to substantial uncertainty. Finally, as described above, Houlihan Lokey’s opinion was one of many factors taken into consideration by our Board of Directors in evaluating the merger and the consideration to be received by the holders of our common stock.

          Pursuant to our engagement letter with Houlihan Lokey, we have agreed to pay Houlihan Lokey fees totaling $140,000 for its services provided in connection with the merger and the transactions related to it. In addition, we also agreed, among other things, to reimburse Houlihan Lokey for all reasonable out-of-pocket expenses incurred in connection with the services provided by Houlihan Lokey, and to indemnify and hold harmless Houlihan Lokey and other related parties from and against various liabilities, which may include liabilities under the federal securities laws. Other than this engagement, Houlihan Lokey has no other material relationship with us or any of our affiliates and has no material relationship with Jetscape.

Interests of Certain Persons in the Merger

          The merger agreement provides that the surviving corporation in the merger will honor, in accordance with their terms, the employment agreements of Mr. William Lindsey, the Chairman of the Board and Chief Executive Officer of IAI, and Mr. Michael Grella, the President of IAI; provided, however, that each employment agreement will be amended so that it terminates on November 4, 2004. Those employment agreements would otherwise have terminated on November 4, 2005.

          The merger agreement requires that the surviving corporation in the merger will honor all of our obligations to indemnify, defend and hold harmless the present or former directors or officers of IAI with respect to acts or omissions that occurred prior to the effective time of the merger, whether pursuant to IAI’s articles of incorporation or bylaws, and these obligations will survive the merger and will continue in full force and effect for six years following the effective time of the merger. The merger agreement also provides that for a period of two years after the effective time of the merger, the surviving corporation in the merger will cause to be maintained in effect, at no expense to the beneficiaries, an equivalent policy of directors’ and officers’ liability insurance on term no less favorable with respect to coverage and amount than the policy currently maintained by IAI. However, the surviving corporation in the merger is not obligated to pay a premium for directors’ and officers’ insurance in excess of the amount paid by IAI during its last full fiscal year.

Dissenters’ Rights

          If you hold shares of IAI common stock and you do not wish to accept the merger consideration, then Chapter 13 (Section 1300 through 1312) of the California General Corporation Law (“Chapter 13”) provides that you may elect to have the “fair market value” of your shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the first announcement of the terms of the proposed merger if dissenters’ rights are available. Dissenters’ rights will be available if demands for payment are properly filed with IAI with respect to 5% or more of IAI’s outstanding shares on or prior to the date of the special meeting. The closing price of the common stock on Nasdaq on November 13, 2002, the last day prior to the announcement of the proposed merger, was $1.06 per share.

          Chapter 13 is set forth in its entirety in Annex C to this proxy statement. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Annex C. If dissenters’ rights are available and you fail to comply with the procedures specified in Chapter 13 in a timely manner you may loose your dissenters’ rights. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

          If you wish to exercise dissenter’s rights under Chapter 13, you must satisfy each of the following conditions:

          You must vote against the merger proposal.

          You must deliver to IAI a written demand for appraisal of your common stock not later than the date of the special shareholders meeting. This written demand is in addition to and separate from any proxy or vote against the principal terms of the merger agreement. Merely voting against the approval of the principal terms of the merger agreement will not constitute a demand for appraisal within the meaning of Chapter 13.

          If it is determined that dissenters’ rights are available, you must deliver your shares for endorsement within 30 days after the date on which notice of shareholder approval of the principal terms of the merger agreement is mailed to you by us. The notice will contain a statement of the price which we have determined to be the fair market value of the common stock on the date prior to the first announcement of the merger.

          If you disagree with us as to the calculation of the “fair market value,” you must file a petition in the Superior Court of the appropriate county demanding a determination of the fair market value of your common stock. This petition must be filed by either you or us within six months of the notice described above.

          Demand for appraisal must be made in writing and must be mailed or delivered to: International Aircraft Investors, 3655 Torrance Boulevard, Suite 410, Torrance, California 90503, Attention: President. You will continue to be a shareholder of IAI until the fair market value of your common stock is determined or you lose your dissenters’ rights.

          If dissenters’ rights are available and you properly demand appraisal of your common stock under Chapter 13 but you fail to perfect or withdraw your right to appraisal, your common stock will be converted into $1.45 or $1.10 per share in cash, as applicable. You may not, however, withdraw a demand for appraisal unless we consent.

          If the merger agreement is terminated, you will lose your right to require us to purchase your common stock. It is a condition to the obligation of Jetscape to consummate the merger that demands for dissenters’ rights not be made with respect to 5% or more of the common stock. Unless this condition is waived by Jetscape, the merger will not be consummated if dissenters’ rights are available.

          If the dissenters’ rights condition is waived by Jetscape, you will be entitled to receive the fair market value of your common stock on the date prior to the first announcement of the merger, plus interest at the legal rate on judgments from the date on which the fair market value of the common stock has been determined. If a suit is filed to determine the fair market value of the common stock, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that we must pay all such costs if the value awarded by the court is 125% of the price offered by us. Interest will continue to accrue on the unpaid amount at the legal rate on judgments until paid.

          IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS’ RIGHTS, YOU SHOULD BE AWARE THAT THE FAIR MARKET VALUE OF YOUR SHARES OF COMMON STOCK AS DETERMINED UNDER CHAPTER 13 COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE CONSIDERATION TO BE RECEIVED IN THE MERGER. THE OPINION DELIVERED BY HOULIHAN LOKEY IS NOT AN OPINION AS TO FAIR MARKET VALUE UNDER CHAPTER 13.

          The foregoing is a summary of the provisions of Chapter 13 of the General Corporation Law of the State of California and is qualified in its entirety by reference to the full text of Chapter 13, which is included as Annex C to this proxy statement.

Certain Federal Income Tax Consequences of the Merger

          THIS SECTION SUMMARIZES CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO UNITED STATES SHAREHOLDERS. BECAUSE THIS SECTION IS A GENERAL SUMMARY, IT DOES NOT DISCUSS ALL OF THE POTENTIALLY RELEVANT FEDERAL INCOME TAX ISSUES. THIS SECTION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS SUBJECT TO SPECIAL TAX TREATMENT OR TO FOREIGN SHAREHOLDERS. MOREOVER, THIS SECTION DOES NOT DISCUSS ANY STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. YOU ARE URGED TO CONSULT

YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

          For federal income tax purposes, the merger will result in the shareholders being treated as selling their shares of common stock on the closing date of the merger. As a result, you will recognize gain or loss for federal income tax purposes on the closing date. The gain or loss will be measured by the difference between the consideration received for your shares of common stock and your adjusted tax basis in such shares. If the shares constitute a capital asset in your hands, the gain or loss that you must recognize pursuant to the merger will constitute capital gain or loss. Such gain or loss will be long-term capital gain or loss to the extent that your holding period for the shares of common stock exceeds one year. Any payment of interest to a Dissenting Shareholder will be taxed as ordinary interest income.

          To prevent the possibility of backup federal income tax withholding on payments made to certain shareholders with respect to the common stock, you will be required to provide the paying agent with your correct taxpayer identification number by completing the Substitute Form W-9 to be included with the letter of transmittal, or any other forms as may be applicable.

Regulatory Approvals

          Neither IAI nor Jetscape is required to obtain any material regulatory approvals to consummate the merger.

SUMMARY OF MERGER AGREEMENT

          The following is a summary of the merger agreement. This summary discusses the material terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A.

The Merger

          On the terms and subject to the conditions set forth in the merger agreement and in accordance with the California General Corporation Law (the “California Code”), a wholly-owned subsidiary of Jetscape (“Merger Sub”) will be merged with and into IAI (the “merger”) at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of the Merger Sub will cease and IAI will continue as the surviving corporation (the “Surviving Corporation”).

Effective Time of the Merger

          The merger agreement provides that, subject to the terms and conditions set forth therein, the Merger Sub and IAI will file with the Secretary of State of the State of California the merger agreement or other appropriate documents and will make all other filings or recordings and pay all fees and taxes required by the California Code. The merger will become effective when the merger agreement is filed with, and accepted for recording by, the Secretary of State of the State of California, or at such other time as may be specified in the merger agreement (the time the merger becomes effective being the “Effective Time”).

Conversion of Shares

          The merger agreement provides that each share of IAI common stock issued and outstanding immediately prior to the Effective Time, other than shares held by persons who have properly exercised their dissenters rights in accordance with Chapter 13 of the California Code (“Dissenting Shareholders”), will be converted pursuant to the merger into the right to receive $1.45 in cash without interest thereon if the merger is completed on or prior to December 31, 2002 and $1.10 in cash without interest if the merger is completed after December 31, 2002; provided, however that if all conditions precedent to consummation of the merger set forth in the merger agreement, including approval of the principal terms of the merger agreement by the shareholders of IAI, have been satisfied on or before December 31, 2002, other than the condition requiring the execution of agreements with ILFC, the price per share will remain at $1.45 (the “Merger Consideration”). The merger agreement further provides that at the Effective Time, (1) all shares of IAI common stock so converted will be canceled and will cease to exist and (2) each issued and outstanding share of capital stock of the Merger Sub will be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Any changes in the number of shares outstanding between the date of the merger agreement and the Effective Time will result in a corresponding adjustment to the Merger Consideration.

Dissenters’ Rights

          If holders of IAI common stock are entitled to dissenters’ rights in connection with the merger under Chapter 13 of the California Code, any shares held by a dissenting shareholder will not be converted into the right to receive the Merger Consideration but will be converted into the right to receive such consideration as may be determined to be due pursuant to the California Code. IAI will give Jetscape prompt notice of any demand requiring IAI to purchase shares of IAI common stock, and Jetscape will have the right to participate in all negotiations and proceedings with respect to such demand. IAI agreed that, except with the prior written consent of Jetscape, or as required under the California Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of dissenting shares who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of IAI common stock will receive payment therefor. If, after the Effective Time, any dissenting shareholder has failed to make an effective purchase demand or has effectively withdrawn or lost his rights as a dissenting shareholder, Jetscape will cause the Surviving Corporation to pay, upon surrender by such dissenting shareholder of his or her certificate representing shares of IAI common stock, the Merger Consideration to which such dissenting shareholder is then entitled, without interest.

Payment; Paying Agent

          Prior to the Effective Time, Jetscape is required to appoint an agent (the “Paying Agent”) to assist with the exchange of the stock certificates representing shares of IAI common stock (the “Certificates”) for the Merger Consideration. Jetscape will cause the Surviving Corporation to deposit with the Paying Agent the Merger Consideration. Promptly after the Effective Time, the Paying Agent will send a letter of transmittal and instructions for effecting the exchange to each holder of IAI common stock as of the Effective Time. Upon surrendering to the Paying Agent a certificate representing shares of IAI common stock, together with a properly completed letter of transmittal, the Merger Consideration with respect to such shares will be payable, without interest. After the Effective Time and until a certificate representing shares of IAI common stock is surrendered, each such certificate will merely represent the right to receive the Merger Consideration. If any portion of the Merger Consideration is to be paid to a person not registered as the owner, the certificate must be properly endorsed to the person requesting the Merger Consideration and such person will be responsible for the payment of any transfer taxes associated with transfer.

          If any portion of the Merger Consideration deposited with the Paying Agent remains unclaimed for one year after the Effective Time, it will be returned to Jetscape, upon demand. Any holder, who has not exchanged the certificates representing shares of IAI common stock for the Merger Consideration by such time will be required to seek payment of the Merger Consideration, without any interest thereon, from Jetscape. Notwithstanding the foregoing, Jetscape will not be liable to any holder of shares of IAI common stock for amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority will become the property of Jetscape free and clear of any claims or interest of any person previously entitled thereto (to the extent permitted by applicable law).

          The Paying Agent, the Surviving Corporation and Jetscape will be entitled to deduct and withhold from consideration otherwise payable to any person if they are required to deduct and withhold such amount from the payment under any provision of federal, state, local or foreign tax law.

Stock Options

          The merger agreement provides that at the Effective Time, each outstanding option to purchase shares of IAI common stock under any plan of IAI, whether vested or unvested, will be cancelled in exchange for a payment (subject to any withholding tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per each such option multiplied by (ii) the number of shares of IAI common stock subject to such option immediately prior to its cancellation. Prior to the Effective Time, IAI is required to obtain consent from each holder of options that are subject to cancellation and make any amendments to the terms of the plans to give effect to the foregoing.

Representations and Warranties

          The Merger Agreement contains representations and warranties by IAI and Jetscape. IAI made representations and warranties as to:

•	corporate organization;

•	authorization to enter into the merger agreement and consummate the merger and the related transactions and approval of the merger and the related transactions;

•	absence of conflicts and required filings and consents;

•	capitalization;

•	subsidiaries and equity interests;

•	filings and reports with the Securities and Exchange Commission;

•	financial statements;

•	no undisclosed liabilities;

•	information supplied by IAI;

•	aircraft and leases;

•	insurance coverage;

•	title to assets;

•	absence of material adverse effect and other changes and events;

•	compliance with applicable laws and court orders;

•	litigation;

•	tax matters;

•	employee benefit matters;

•	environmental matters;

•	real property matters;

•	intellectual property matters;

•	contract matters;

•	transactions with affiliates;

•	anti-takeover statutes;

•	payments required to be made to brokers and agents on account of the merger; and

•	opinion of financial advisor.

     Jetscape made representations and warranties as to:

•	corporate organization of Jetscape and Merger Sub;

•	authorization of Jetscape and Merger Sub to enter into the merger agreement and consummate the merger and the related transactions and approval thereof;

•	absence of conflicts and required filings and consents;

•	information supplied by Jetscape;

•	payments required to be made to brokers and agents on account of the merger; and

•	availability of funds.

Covenants

          The merger agreement contains covenants by IAI that it and each of its subsidiaries will conduct its operations in the ordinary course of business consistent with past practice and use their commercially reasonable efforts to preserve intact their business organization and relationships with third parties and to keep available the services of their present officers and employees. Without the prior written consent of Jetscape, IAI will not, and will not cause or permit any of its subsidiaries to:

•	adopt or propose any change to its articles of incorporation or bylaws;

•	merge or consolidate with any other person or acquire any stock or assets of any other person;

•	sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets except pursuant to existing commitments previously disclosed to Jetscape;

•	take any action or omit to take any action that would make any representation and warranty of IAI contained in the Merger Agreement inaccurate as of the Effective Time; and

•	commit or agree to commit any of the foregoing.

Shareholders Meeting; Preparation of Proxy Material

          The merger agreement provides that IAI will call and hold a meeting of its shareholders as soon as reasonably practicable following the execution of the merger agreement for the purpose of obtaining shareholder approval of the principal terms of the merger agreement. IAI will prepare and file with the SEC a proxy statement and related materials in preliminary form, and IAI will use its commercially reasonable efforts to have it cleared by the SEC and as promptly as practicable thereafter mailed to IAI’s shareholders. The proxy statement will indicate that the Board of Directors of IAI has approved the merger and recommends that the shareholders approve the principal terms of the merger agreement.

No Solicitation

          The merger agreement provides that IAI and its subsidiaries will not authorize or permit any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants, representatives or other agents or advisors to:

•	directly or indirectly, solicit, facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•	enter into or participate in any discussions (other than to clarify the terms of the Acquisition Proposal solely to determine if the Acquisition Proposal is a Superior Proposal (as defined below)) or negotiations with any third party;

•	furnish any information relating to IAI or any of its subsidiaries to any third party that may make an Acquisition Proposal;

•	afford access to their business, properties, assets, books or records to any third party that may make an Acquisition Proposal;

•	knowingly assist, participate in, facilitate or encourage any effort by any third party to make an Acquisition Proposal; or

•	grant any waiver or release under any standstill or similar agreement with respect to any securities of IAI or any of its subsidiaries.

          Pursuant to the merger agreement, IAI agreed to notify Jetscape as soon as practicable after receiving any Acquisition Proposal, any formal indication of interest, any request for nonpublic information, or for access to the properties, books or records of IAI or any of its subsidiaries by any person who has made or to the knowledge of IAI may be considering making an Acquisition Proposal. IAI has agreed to provide Jetscape with the identity of the person making the Acquisition Proposal and the material terms and conditions of that proposal. IAI has also agreed to inform Jetscape of any material changes or material developments with respect to any Acquisition Proposal. IAI agreed to cease and cause its subsidiaries and the directors, employees and other agents of IAI and its subsidiaries to immediately cease all activities, discussions and negotiations, if any, with any persons conducted before the date of the merger agreement with respect to any Acquisition Proposal.

          IAI may negotiate or engage in substantive discussions with, and furnish nonpublic information to, any third party who delivers a Superior Proposal and IAI is permitted to withdraw or adversely modify its recommendation to IAI shareholders, if:

•	IAI has complied with the certain terms of the merger agreement;

•	the IAI Board of Directors determines in good faith, after discussion with legal counsel, that it should, in its reasonable judgment, take that action to comply with its fiduciary duties under applicable law;

•	the third party offeror executes a confidentiality agreement with terms no less favorable to IAI than those contained in the confidentiality agreement with Jetscape; and

•	IAI has delivered to Jetscape a prior written notice advising Jetscape that it intends to take that action.

          For the purposes of this proxy statement, “Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any third party relating to (A) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of IAI and its subsidiaries or over 50% of any class of equity or voting securities of IAI or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of IAI, (B) any tender offer or exchange offer that, if consummated, would result in such third party’s beneficially owning 50% or more of any class of equity or voting securities of IAI or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of IAI or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving IAI or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of IAI. In addition, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding shares of IAI’s common stock on terms that the Board of Directors of IAI determines in good faith by a majority vote, on the basis of the advice of its financial advisor and taking into account the financial terms and conditions of the Acquisition Proposal, are more favorable from a financial point of view to all IAI’s shareholders than as provided in the merger agreement, for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of IAI, and which is reasonably capable of being consummated.

Commercially Reasonable Efforts

          The merger agreement provides that, subject to the terms and conditions thereof, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate merger and the transactions contemplated thereby.

Employee Matters

          After the Effective Time, the Surviving Corporation will honor in accordance with their terms, the employment agreements of Mr. William Lindsey and Mr. Michael Grella, provided that each agreement will be amended so that it terminates on November 4, 2004.

Directors and Officers Indemnification and Insurance

          The merger agreement requires the Surviving Corporation to honor all of IAI’s obligations to indemnify, defend and hold harmless the present or former directors or officers of IAI with respect to acts or omissions that occurred prior to the Effective Time whether pursuant to IAI’s articles of incorporation or bylaws, and these obligations will survive the merger and will continue in full force and effect for six years following the Effective Time. The merger agreement also provides that for a period of two years after the Effective Time, the Surviving Corporation will cause to be maintained in effect, at no expense to the beneficiaries, an equivalent policy of directors’ and officers’ liability insurance on term no less favorable with respect to coverage and amount than the policy currently maintained by IAI. However, Surviving Corporation is not obligated to pay a premium for directors’ and officers’ insurance in excess of the amount paid by IAI during its last full fiscal year.

Conditions of the Merger

          Under the merger agreement, the respective obligations of each party to consummate the merger are subject to the satisfaction of the conditions that (1) the principal terms of the merger agreement have been approved by the requisite vote of IAI’s shareholders, (2) no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits the completion of the merger, and (3) all other authorizations, consent, waivers, order or approvals required for the merger and all other filings, notices or required to be made prior to the completion of the merger have been made.

          In addition, the obligations of Jetscape and the Merger Sub to consummate the merger are subject to the satisfaction of the following conditions:

•	IAI has materially performed all of its obligations under the merger agreement;

•	each of the representations and warranties of IAI contained in the merger agreement are true and correct in all material respects;

•	Jetscape has received all certificates of officers of IAI and public officials, if requested, relating to the existence and good standing of IAI and any of its subsidiaries and the authorization, execution and delivery by IAI of the merger agreement;

•	IAI has obtained all consents or approvals required in connection with the transactions contemplated by the merger agreement, except for those which would not, individually or in the aggregate, have a material adverse effect on IAI;

•	each member of the Board of Directors of IAI has resigned and all contractual rights of such persons to serve on the Board of Directors of IAI have been terminated;

•	the Voting Agreement is in full force and effect;

•	Jetscape, Merger Sub, IAI and its subsidiaries and ILFC shall have entered into definitive agreements, in form and substance satisfactory to Jetscape, to effect the transactions contemplated by a letter agreement between ILFC and Jetscape, a copy of which was furnished to our Board of Directors;

•	Jetscape shall have received a certificate from an officer of ILFC setting forth a true and complete list of certain agreements with respect to IAI’s aircraft to which ILFC is a party;

•	Jetscape has received reasonably satisfactory evidence that each holder of options to purchase IAI common stock granted under the IAI’s stock option or compensation plans has consented to the cancellation of their options, and IAI has amended the terms of the such stock option or compensation plans as necessary to give effect to the transactions contemplated by the merger agreement;

•	Holders of more than 5% of the outstanding shares of IAI common stock have not exercised dissenters’ rights in accordance with Chapter 13 of the California Code; and

•	Jetscape has received written confirmation that after the Effective Time the Surviving Corporation will have no obligation to issue any executive officer any capital stock convertible into or exchangeable for capital stock of the Surviving Corporation or any other entity.

          In addition, the obligation of IAI to consummate the merger is subject to the satisfaction of the conditions that:

•	each of Jetscape and Merger Sub have materially performed their obligations under the merger agreement;

•	each of the representations and warranties of Jetscape contained in the merger agreement is true and correct in all material respects as of the Effective Time; and

•	IAI has received all certificates of officers of Jetscape and Merger Sub and public officials that it reasonably requested relating to the existence and good standing of Jetscape and Merger Sub and the authorization, execution and delivery by Jetscape and Merger Sub of the merger agreement.

Termination Events

          The merger agreement may be terminated and the merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the IAI’s shareholders):

(a) by mutual consent of Jetscape and IAI;

(b) by either Jetscape or IAI if:

          the merger has not been consummated at or before 5:00 p.m. Eastern time, on January 31, 2003; provided, however, that the terminating party is not in breach of any provision of the merger agreement;

•	if there are any laws or regulations that make completion of the merger illegal or otherwise prohibited;

•	if any governmental body or court having competent jurisdiction issues an judgment, injunction, order or decree or takes any other action enjoining or otherwise prohibiting the merger and such judgment, injunction, order or decree has become final and nonappealable; or

•	if the principal terms of the merger agreement have not been approved in accordance with the California Code by IAI’s shareholders at the IAI shareholder meeting;

          (c)    by Jetscape or IAI, if the other party breaches or fails to perform any representation, warranty, covenant or agreement on its part set forth in the merger agreement, and such failure has not been permanently cured within 10 business days following receipt of notice of such failure; or

          (d)    by the IAI, if, prior to obtaining the approval of the shareholders of IAI to the merger, a Superior Proposal has been received and IAI has complied with certain terms of the merger agreement, including the payment of the termination fee and reimbursing Jetscape for its expenses; or

          (e)    by Jetscape, if

          the Board Directors of IAI have failed to make, or have withdrawn or adversely modified their recommendation to the IAI’s shareholders, or have recommended or entered into an agreement or an agreement in principle with respect to an Acquisition Proposal;

•	IAI has breached the “no solicitation” provision of the merger agreement, or

•	IAI shall have entered into a definitive agreement or an agreement in principle with a third party regarding an Acquisition Proposal or any understanding requiring IAI to abandon or terminate the merger or any other transactions contemplated thereby.

Fees and Expenses

          Except as provided in “Termination Fee” below, each party shall bear its own expenses in connection with the merger agreement.

Termination Fees

          IAI has agreed in the merger agreement to pay Jetscape a fee equal to $100,000 if the merger is terminated by IAI pursuant to clause (d) or by Jetscape pursuant to clause (e) under the section heading “Termination Events.” In addition, in the event that the merger agreement is terminated pursuant to either of those clauses, IAI is required to reimburse Jetscape for all costs and expenses incurred by Jetscape and Merger Sub in connection with the investigation, negotiation and documentation of the merger agreement and all activities related to the transactions contemplated by the merger agreement; provided, however, the maximum amount that IAI will be required to reimburse to Jetscape and Merger Sub for such costs and expenses will not exceed $400,000.

Amendments

          Subject to applicable law, the merger agreement may be amended by the parties by execution of an instrument in writing signed by all parties at any time before or after receipt of the approval of the principal terms of the merger agreement by IAI’s shareholders; provided, however, that after receipt of the shareholders’ approval, there can be made no amendment that reduces the amount or changes the kind of consideration to be received in exchange for any shares of capital stock of IAI without the further approval of the shareholders.

The Voting Agreement

          The following is a summary of certain provisions of the Voting Agreement, dated as of November 13, 2002 (the “Voting Agreement”), among IAI, Jetscape and ILFC, Sven Salén and the directors and executive officers of IAI (the “Shareholders”).

          Vote in Favor of Merger. Each of the Shareholders has agreed that from the date of the Voting Agreement until the termination of the merger agreement or the Effective Time of the merger, such Shareholder will vote such Shareholder’s shares of IAI common stock:

•	in favor of the approval and adoption of the merger agreement;

•	against any action, that would result in a breach of any covenant, obligation, agreement, representation or warrant of IAI contained in the merger agreement or of the Shareholder contains in the Voting Agreement; and

•	against any action or acquisition proposal that could result in any of the conditions to Jetscape’s obligations under the merger agreement not being fulfilled or could reasonably be expected to impede, interfere or be inconsistent with the merger agreement, the consummation of the merger or the Voting Agreement.

          Irrevocable Proxy. If a Shareholder fails to comply with the voting requirements described above, pursuant to the Voting Agreement, such Shareholder irrevocably appoints Jetscape or any other individual thereafter designated by Jetscape, as such Shareholder’s attorney and proxy, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to such Shareholder’s shares of IAI common stock at any meeting of shareholders of IAI or by written consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the paragraph above.

          Pursuant to the Voting Agreement, each Shareholder revoked all other proxies and powers of attorney with respect to such Shareholder’s shares of IAI common stock and agreed that no subsequent proxy or power of attorney will be given or written consent executed (and if given or executed, shall not be effective) by any Shareholder with respect thereto.

          Covenants. The Voting Agreement contains covenants by the Shareholders that each Shareholder will not:

•	sell, transfer, tender, assign, contribute or otherwise dispose of any or all of the shares of IAI common stock;

•	permit any security interest, lien claim, pledge option, right of first refusal or limitation on such Shareholder’s voting rights to exist;

•	grant any proxies or powers of attorneys, deposit any share into a voting trust, or enter into a voting agreement with respect of any such shares;

•	take any action that would make any representation or warranty of Shareholder therein untrue or incorrect in a material respect or have the effect of preventing; or

•	initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing.

          Waive Dissenters’ Rights. Each Shareholder irrevocably waived any dissenters’ right it may have under Chapter 13 of the California Code.

          No Solicitation. Each Shareholder agreed to comply with the “no solicitation” provision contained in the merger agreement.

          Termination. The Voting Agreement terminates upon the earlier of (i) the Effective Time, (ii) the date the merger agreement is terminated in accordance with its terms and (iii) by written mutual consent of the parties to the Voting Agreement.

SHAREHOLDER PROPOSALS

          Shareholder proposals, if any, which may be considered for inclusion in our proxy materials for the 2003 annual meeting must be received by us at our headquarters office not later than December 27, 2002, and must satisfy the conditions established by the Securities and

Exchange Commission for shareholder proposals to be included in our proxy materials for that meeting.

OTHER MATTERS

          The Board of Directors has no present intention to present to the meeting for action any matters other than those described above and matters incident to the conduct of the meeting. If any other business comes before the meeting or any adjournment thereof (including but not limited to matters of which the Board of Directors is currently unaware) for which specific authority has not bee solicited from the shareholders, then to the extent permitted by law, including the rules of the Securities and Exchange Commission, the proxy grants to the persons named therein the discretionary authority to vote thereon in accordance with their best judgment.

          All shareholders are urged to complete, date and sign and promptly return the enclosed Proxy.

By Order of the Board of Directors,

STUART M. WARREN Secretary

November 27, 2002

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

November 13, 2002

among

INTERNATIONAL AIRCRAFT INVESTORS,

JETSCAPE AVIATION GROUP, INC.

and

JETSCAPE LEASING, INC.

PAGE

ARTICLE 8
CONDITIONS TO THE MERGER

SECTION 8.01.	Conditions to Obligations of Each Party	A-37
SECTION 8.02.	Conditions to the Obligations of Parent and Merger Subsidiary	A-37
SECTION 8.03.	Conditions to the Obligations of the Company	A-39

ARTICLE 9
TERMINATION

SECTION 9.01.	Termination	A-39
SECTION 9.02.	Effect of Termination	A-40
SECTION 9.03.	Fees and Expenses	A-40

ARTICLE 10
MISCELLANEOUS

SECTION 10.01.	Notices	A-41
SECTION 10.02.	Survival of Representations and Warranties	A-42
SECTION 10.03.	Amendments; Waivers	A-42
SECTION 10.04.	Successors and Assigns	A-42
SECTION 10.05.	Governing Law	A-43
SECTION 10.06.	Waiver of Jury Trial	A-43
SECTION 10.07.	Counterparts; Effectiveness	A-43
SECTION 10.08.	Entire Agreement	A-43
SECTION 10.09.	Captions	A-43
SECTION 10.10.	Severability	A-43

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER dated as of November 13, 2002 among INTERNATIONAL AIRCRAFT INVESTORS, a California corporation (the “Company”), JETSCAPE AVIATION GROUP., INC., a Florida corporation (“Parent”), and JETSCAPE LEASING, INC., a California corporation and a direct wholly-owned subsidiary of Parent (“Merger Subsidiary”).

          WHEREAS, the Parent and the Company have agreed to merge the Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein (the “Merger”);

          WHEREAS, the Boards of Directors of Merger Subsidiary and the Company each have determined that the Merger is fair to and in the best interests of their respective shareholders, declared the advisability of, and approved and adopted, this Agreement and the transactions contemplated hereby;

          WHEREAS, the Board of Directors of the Company has determined to recommend the Merger to the Company’s shareholders; and

          WHEREAS, concurrently with the execution of this Agreement, certain shareholders of the Company have executed a Voting Agreement (the “Voting Agreement”), dated as of the date hereof, whereby they agree, among other things, to vote the shares of common stock, par value $0.01 per share, of the Company (“Company Stock”) beneficially owned by them in favor of the approval of the principal terms of this Agreement.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements herein contained, the parties to this Agreement (the “parties”) hereto agree as follows:

ARTICLE 1

DEFINITIONS

          SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

          “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, any indication of interest in, or any submission of inquiries from any Third Party relating to (A) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of the Company and its Subsidiaries or over 50% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company, (B) any tender offer or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 50% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 50% of the consolidated assets of the Company.

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

          “Aircraft” means, either collectively or individually, as applicable, the aircraft listed in the Company Disclosure Schedule, each with the make, model and manufacturer’s serial number as set forth in the Company Disclosure Schedule, including: (i) the airframe; (ii) the Engines; (iii) all appliances, parts (including spare parts), accessories, instruments, navigational and communications equipment, furnishings, modules, components and other items of equipment installed in or furnished with the Aircraft (the “Parts”), except to the extent that ownership of such Parts is vested in the Lessee under the terms of the applicable Lease, and (iv) all log books, records, manuals and other documentation pertaining to the airframe, Engines and Parts thereof.

          “Aircraft Documents”; means, with respect to each Aircraft, (i) the Lease Documents relating to that Aircraft; (ii) any Financing Agreement relating to that Aircraft and (iii) all other Contracts (including any side letters) executed by any Person in connection with, or relating to, that Aircraft or any such Lease or Financing Agreement (whether such Contract is between the Lessee or a Lender, on the one hand, and any of the Company, a Subsidiary of the Company, or a trustee for the benefit of the Company or a Subsidiary, on the other hand, or otherwise), each as set forth in the Company Disclosure Schedule.

          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

          ”California Code” means the General Corporation Law of the State of California.

          “Code” means the Internal Revenue Code of 1986.

          “Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2001 and the footnotes thereto set forth in the Company 10-K.

          “Company Balance Sheet Date” means December 31, 2001.

          “Company Disclosure Schedule” means the Disclosure Schedule of the Company that is delivered with, and dated as of the date of, this Agreement.

          “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2001.

          “Contract” means any and all contracts, agreements, leases, notes, mortgages, bonds, indentures, loan or credit agreements, deeds, guarantees, franchises, covenants, licenses, commitments, undertakings, obligations, arrangements, registrations, authorizations or other instruments or understandings, whether written or oral, express or implied, to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound.

          “Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (whether or not written) providing for compensation, bonus, pension, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that is maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and covers any director, former director, employee or former employee of the Company or any Subsidiary or with respect to which the Company or any of its Subsidiaries has any liability.

          “Engines” means, with respect to each Aircraft, each engine installed on or relating to that Aircraft, as more particularly described by reference to such engines’ make, model and manufacturer’s serial number in the Company Disclosure Schedule.

          “Environmental Laws” means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

          “ERISA” means the Employee Retirement Income Security Act of 1974.

          “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

          “Financing Agreement” means, with respect to each Aircraft, each loan, credit and other agreement (including promissory notes, security agreements, trust indentures, mortgages, deeds of trust, guarantees, installment purchase agreements, finance leases, letters of credit) evidencing Indebtedness secured by that Aircraft or interests in that Aircraft, together with all supplements or amendments to any such loan, credit or other agreement.

          “Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations upon which interest charges are customarily paid, (iv) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by the Company or any of its Subsidiaries, (v) all obligations issued or assumed by the Company or any of its Subsidiaries as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of that Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by the Company or any of its Subsidiaries of Indebtedness of others (but excluding guarantees by the Company or its Subsidiaries of Indebtedness of the Company or any of its other Subsidiaries), (viii) all capital lease obligations, (ix) all obligations to which the Company or any of its Subsidiaries is a party in respect of interest rate protection agreements, foreign currency exchange agreements, derivatives transactions or other hedging arrangements and (x) all obligations as an account party in respect of letters of credit and bankers’ acceptances; provided that the Company’s obligations in respect of security deposits and aircraft maintenance reimbursement or cost sharing under any Lease Documents shall not be considered Indebtedness.

          “Intellectual Property” means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) United States, non-United States, and international trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) United States, non-United States, and international copyrights and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

          “knowledge” of any Person that is not an individual means the best knowledge of such Person’s officers after reasonable inquiry.

          “Lease” means, with respect to each Aircraft, (i) the lease agreement (including finance leases) currently in effect with respect to that Aircraft, together with all supplements and amendments to that lease agreement, oral or written, each as identified on the Company Disclosure Schedule, or (ii) any lease agreement relating to that Aircraft entered into after the date of this Agreement, together with all supplements and amendments to that lease agreement.

          “Lease Documents” means, with respect to each Aircraft, the Lease of that Aircraft and all other agreements (including any side letters, assignment of warranties or option agreements) between the Lessee and the lessor of that Aircraft delivered in connection with, or relating to, the Lease, each as set out in the Company Disclosure Schedule.

          “Lender” means, with respect to each Aircraft, each commercial bank, financial institution or other Person that has provided financing with respect to that Aircraft pursuant to any Financing Agreement, as set out in the Company Disclosure Schedule.

          “Lessee” means, with respect to each Aircraft, the lessee of that Aircraft pursuant to a Lease, as identified on the Company Disclosure Schedule.

          “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          “Material Adverse Effect” means, with respect to any Person, an event, change, circumstance or effect that is or is reasonably likely (i) to be materially adverse to the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole or (ii) to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect on the Company pursuant to clause (i) above: (A) any change, other than the occurrence after the date hereof of an “event of default” (however defined in the applicable Lease Document) or event which with the giving of notice or passage of time or both would become an “event of default” (as so defined) under any Lease, that results from conditions generally affecting the U.S. economy, airline industry or aircraft leasing industry (including laws and regulations applicable to such industry), (B) a change that results from the announcement or pendency of the transactions contemplated hereby or (C) a change that results from the taking of any action required by this Agreement.

          “Merger Consideration” means (i) $1.45 if the Effective Time occurs on or prior to December 31, 2002, or (ii) $1.10 if the Effective Time occurs on or after January 1, 2003; provided, that if (A) the Company has obtained the Shareholder Vote at the Company Shareholder Meeting and all of the other conditions precedent set forth in Sections 8.01 and 8.02 to the obligations of Parent and Merger Subsidiary to consummate the Merger, other than the condition specified in Section 8.02(f), have been satisfied in full on or prior to December 30, 2002 and (B) Parent and Merger Subsidiary nevertheless fail or refuse to consummate the Merger on or before December 31, 2002, then the Merger Consideration shall be $1.45.

          “1933 Act” means the Securities Act of 1933.

          “1934 Act” means the Securities Exchange Act of 1934.

          “Permitted Liens” means (i) with respect to any Aircraft, (A) the rights conferred upon the Lessee by the Lease of that Aircraft; (B) any Liens for which the applicable Lessee is responsible or for which it is to indemnify the lessor under the terms of the relevant Lease; (C) any Liens which are “Permitted Liens” under the applicable Lease other than Liens created by the Company or one of its Subsidiaries (or a trustee for the benefit of the Company or a Subsidiary) or (D) any Liens under the Financing Agreements relating to that Aircraft in favor of a Lender and (ii) with respect to any property other than Aircraft, whether real, personal, intangible, or mixed, (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, airport authority’s or other like Liens arising from or incurred in the ordinary course of business and securing obligations which are not due or which are not in excess of $10,000 and are being contested in good faith by the Company or one or more of its Subsidiaries, provided that the Company has established adequate reserves for those obligations at the time that it was required under GAAP to do so, (B) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty or which are not in excess of $10,000 and are being contested in good faith by the Company or one or more of its Subsidiaries, provided that the Company has established adequate reserves for the payment of those Taxes which are being contested in good faith at the time that it was required under GAAP to do so; (C) easements, covenants, rights-of-way and other encumbrances or restrictions of record relating solely to real property owned or leased by the Company or any of its Subsidiaries; (D) zoning, building and other similar restrictions, provided that the same are not violated in any material respect by any improvements by the Company or any of its Subsidiaries or by the use of the subject property in the conduct of the Company’s or any of its Subsidiaries’ business; (E) unrecorded easements, covenants, rights-of-way or other encumbrances or restrictions, and other Liens that are not material in character or amount, none of which unrecorded items or other Liens materially impairs the use or value of the real property to which they relate in the business of the Company and its Subsidiaries, taken as a whole, as presently or proposed to be conducted; and (F) other Liens which do not materially impair the use or value of the assets to which they relate in the business of the Company and its Subsidiaries, taken as a whole, as presently or proposed to be conducted.

          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

          “SEC” means the Securities and Exchange Commission.

          “Subsidiary” with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner or (ii) of which at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          “Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

          Unless otherwise expressly specified in this Agreement, any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Certificates	2.04
Company	Preamble
Company Licensed Intellectual Property	4.21
Company Owned Intellectual Property	4.21
Company Proxy Statement	4.10
Company SEC Documents	4.07
Company Securities	4.05
Company Shareholder Meeting	6.02
Company Stock Option	2.05
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Effective Time	2.01
Employment Agreements	Recitals

Term	Section

Employee Plans	4.18
End Date	9.01
Indemnified Person	7.07
Paying Agent	2.04
Exchange Ratio	2.02	(a)
GAAP	4.08
Governmental Authority	..22
Material Contracts	4.22
Merger	2.01
Merger Subsidiary	Preamble
Parent	Preamble
Potential Reserve Claim Amount	4.11
Shareholder Vote	4.02
Superior Proposal	6.04
Surviving Corporation	2.01
Tax Return	4.17
Taxes	4.17
Taxing Authority	4.17
Termination Fee	9.03
Title IV Plan	4.18

ARTICLE 2

THE MERGER

          SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the California Code, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

          (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file an agreement of merger with the California Secretary of State and make all other filings or recordings and pay all fees and taxes required by the California Code in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the agreement of merger is duly filed with, and accepted for recording by, the California Secretary of State (or at such later time as may be specified in the agreement of merger).

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the California Code.

          SECTION 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Subsidiary:

          (a) each share of Company Stock outstanding immediately prior to the Effective Time, other than shares of Company Stock held by Persons who properly exercise dissenters’ rights in accordance with Chapter 13 of the California Code (“Dissenting Shares”), shall be converted into the right to receive in cash, without interest, the Merger Consideration and all shares of Company Stock so converted pursuant to this Section 2.02(a) shall no longer be outstanding and shall be canceled and retired and in all respects shall cease to exist, and each holder of Certificate(s) evidencing any such shares thereafter shall cease to have any right or incidents of beneficial ownership or otherwise in respect of such shares, except for the right to receive in respect of such shares, upon surrender of such Certificate(s) in accordance with Section 2.04, the Merger Consideration, without interest; and

          (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          SECTION 2.03. Dissenters’ Rights. If holders of Company Stock are entitled to dissenters’ rights in connection with the Merger under Chapter 13 of the California Code, any Dissenting Shares shall not be converted into the right to receive Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Code. The Company shall give Parent prompt notice of any demand received by the Company to require the Company to purchase shares of Company Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the California Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of the California Code, becomes entitled to payment of the value of shares of Company Stock (a “Dissenting Shareholder”) shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shareholder shall have failed to make an effective purchase demand or shall have effectively withdrawn or lost his rights as a Dissenting Shareholder, Parent shall cause the Surviving Corporation to pay, upon surrender by such Dissenting Shareholder of his Certificate or Certificates, the Merger Consideration to which such Dissenting Shareholder is then entitled under this Agreement, without interest.

          SECTION 2.04. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably satisfactory to the Company (the “Paying Agent”) for the purpose of exchanging certificates representing shares of Company Stock (the “Certificates”) for the Merger Consideration. Parent will cause the Surviving Corporation to deposit with the Paying Agent the Merger Consideration to be paid in respect of the shares of Company Stock. Promptly after the Effective Time, Parent will cause the Paying Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent) for use in such exchange.

          (b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate, without interest. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation and the Paying Agent that such Tax has been paid or is not payable.

          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

          (e) Any portion of the Merger Consideration deposited with the Paying Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged the Certificates for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          SECTION 2.05. Stock Options. (a) At or immediately before the Effective Time, each option to purchase shares of Company Stock that is outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and Parent shall cause the Surviving Corporation, in consideration of such cancellation, to pay to the holders of such options an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of each such option, and (ii) the number of shares of Company Stock subject to such option immediately prior to its cancellation (such payment to be net of applicable withholding taxes). No consideration shall be payable in respect of the cancellation of any such option the exercise price of which is equal to or greater than the Merger Consideration.

          (b) Prior to the Effective Time, the Company shall (i) obtain from each holder of options to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements a consent to the cancellation of such options in accordance with Section 2.05(a), and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.05. Notwithstanding any other provision of this Section 2.05, payment may be withheld in respect of any stock option until the consent specified in clause (i) of the preceding sentence has been obtained.

          (c) All other stock option or compensation plans or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall terminate as of the Effective Time, and no participant in any such plans or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

          SECTION 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of Company shall have been changed into a different number of shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

          SECTION 2.07. Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

          SECTION 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article.

ARTICLE 3

THE SURVIVING CORPORATION

          SECTION 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the individuals named on Exhibit A hereto shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent that:

          SECTION 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) The Company has heretofore delivered or made available to Parent (i) true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect, and (ii) the minute books of the Company, which minute books contain a complete summary of all meetings of the Company’s directors and shareholders since the time of incorporation and copies of all written consents to actions in lieu of such meetings.

          SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The adoption of this Agreement and the approval of the Merger by the affirmative vote of a majority of the outstanding shares of Company Stock is the only vote (the “Shareholder Vote”) of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except insofar as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, or by principles governing the availability of equitable remedies.

          (b) The Board of Directors of the Company, at a meeting thereof duly called and held on November 12, 2002, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (B) approved and declared the advisability of this Agreement and the Merger and (C) resolved to recommend that the shareholders of the Company approve the principal terms of this Agreement.

          SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of an agreement of merger with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) any filings listed in Section 4.03 of the Company Disclosure Statement, and (iii) compliance with any applicable requirements of the Nasdaq Stock Market, the 1934 Act, and any other applicable securities laws, whether state or foreign.

          SECTION 4.04. Non-contravention. Except as set forth in the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Shareholder Vote, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order, or decree applicable to the Company or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clause (ii) above, as would not have a Material Adverse Effect on the Company.

          SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Stock, of which 3,581,773 shares were outstanding as of the date of this Agreement, and 15,000,000 of preferred stock, par value $0.01 per share, none of which is outstanding. As of the date of this Agreement, there are outstanding stock options to purchase an aggregate of 1,401,554 shares of Company Stock (all of which options will become exercisable immediately prior to completion of the Merger). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to awards granted under the 1997 Stock Option and Award Plan, the 1997 Eligible Directors Stock Option Plan or any other stock option agreement with the Company’s officers or directors, will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. The Company has no shares of Company Stock or other shares of capital stock held has treasury stock.

          (b) Except as set forth in this Section 4.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. The Company Disclosure Schedules contain a list of all such Company Securities, including the exercise price and vesting schedule, or other similar terms, thereof.

          SECTION 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on such Subsidiary or the Company. All Subsidiaries of the Company, their respective jurisdictions of incorporation and their respective authorized and outstanding capital stock are identified on the Company Disclosure Schedule.

          (b) The Company has heretofore delivered or made available to Parent (i) true and complete copies of the articles of incorporation and bylaws of each Subsidiary as currently in effect, and (ii) the minute books of each Subsidiary, which minute books contain a complete summary of all meetings of the Subsidiary’s directors and shareholders since the time of incorporation and copies of all written consents to actions in lieu of such meetings.

          (c) Except as set forth in the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

          (d) Other than the Subsidiaries identified in the Company Disclosure Schedule, the Company does not directly or indirectly own any capital stock or share capital of, or other equity interest in, any corporation, partnership, trust, joint venture or other Person.

          SECTION 4.07. SEC Filings. (a) The Company has delivered to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 1999, 2000 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2002 and June 30, 2002, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1999, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2001 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

          (b) As of its filing date, each Company SEC Document filed prior to the date of this Agreement complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

          (c) As of its filing date (or, if amended or superceded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed prior to the date of this Agreement pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement pursuant to the 1934 Act will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed prior to the date of this Agreement pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement pursuant to the 1933 Act will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          SECTION 4.09. No Undisclosed Material Liabilities. Except as set forth in Section 4.09 of the Disclosure Schedule, there no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the financial statements contained in Company SEC Documents filed subsequent to the Company Balance Sheet Date and prior to the date of this Agreement and liabilities and obligations not otherwise required to be disclosed in the Company Balance Sheet or the Company SEC Documents and that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          SECTION 4.10. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on approval of the principal terms of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

          SECTION 4.11. Aircraft and Leases. (a) The Company Disclosure Schedule sets forth with respect to each Aircraft:

(i) the manufacturer, make, model, serial number, date of manufacture and registration mark of the airframe and the manufacturer, make, model, serial number of each Engine;

(ii) the Lessee of the Aircraft and a summary of the terms of the Lease for the Aircraft, including: the lease term (including a description of any extension and early termination options); the amounts (or the basis for determining such amounts) of rent and maintenance reserves, however denominated, payable by the Lessee and the payment terms thereof (including whether such amounts are payable in advance or arrears, or otherwise); the amount of any cash security deposits and a description of any letters of credit (including the identity of the issuing and/or confirming banks, the beneficiary and the amount that is available for drawings thereunder) in lieu of cash security deposits;

(iii) a description of (A) all cost-sharing, “top-up” or other obligations of the Company or one of its Subsidiaries (or any trustee for its benefit) to reimburse the Lessee or any other Person for or to contribute to maintenance, overhauls, repairs or improvements to the Aircraft, and (B) all pending claims by the Lessee for reimbursement of maintenance reserves or by the Lessee or any other Person for reimbursements for or contributions to maintenance, overhauls, repairs or improvements to the Aircraft;

(iv) a summary of required levels of hull and liability (general and war risk) insurance, deductibles or Lessee self-insurance, and agreed or stipulated loss values;

(v) a list of known damage history (limited to damage or repairs in excess of 5% of current net book value);

(vi) the Lender(s), and the principal, outstanding balance(s), scheduled maturity date(s), interest rate(s) and monthly debt service obligations arising under each Financing Agreement in respect of the Aircraft; and

(vii) a true and complete list of all Aircraft Documents (including summaries of all unwritten Contracts) relating to the Aircraft.

          The Company has provided or made available to the Parent true and complete copies of each Aircraft Document.

     (b)  The Company or one of its Subsidiaries (or a trustee for its benefit) is the sole legal and beneficial owner of, and has good and valid title to, (i) each Aircraft and (ii) the lessor’s interest under the applicable Lease, which Aircraft and which Lease are free and clear of all Liens, other than Permitted Liens.

     (c)  Each Aircraft Document is in full force and effect in accordance with its respective terms. Except as set forth in the Company Disclosure Schedule, (i) to the Company’s knowledge, no “event of default” (however defined in the applicable Lease Document) or event which with the giving of notice or passage of time or both would become an “event of default” (as so defined) has occurred and is continuing under any Lease and (ii) there have been no waivers of the Company’s rights in effect under any Lease in respect of any “event of default” or event which with the giving of notice or passage of time or both would become an “event of default.” Except as set forth in the Company Disclosure Schedule, (i) no “event of default” (however defined in the applicable Aircraft Document) on the part of the Company or any Subsidiary or event which with the giving of notice or passage of time or both would become an “event of default” (as so defined) on the part of the Company or any Subsidiary has occurred and is continuing under any Aircraft Document and (ii) there have been no waivers by any Lender of its rights in effect under any Aircraft Document in respect of any “event of default” on the part of the Company or any Subsidiary or event which with the giving of notice or passage of time or both would become an “event of default” on the part of the Company or any Subsidiary.

     (d)  The Company Disclosure Schedule includes a schedule setting forth as of October 23, 2002 all outstanding amounts due from Lessees or other Persons for rent, maintenance reserves, deposits or other amounts.

     (e)  Except as set forth on the Company Disclosure Schedule, (i) none of the Aircraft Documents create any liability on the Company to the applicable Lender or any Person claiming through or under that Lender to make any payment or perform any covenant either expressly or implicitly contained therein, any such liability being solely limited to the Company Subsidiary that is a party to such Aircraft Documents; and (ii) each Lender has agreed to look solely to the applicable Company Subsidiary or any collateral held by that Lender for the recovery of any payment or the performance of any obligation of that Company Subsidiary under any Aircraft Document to which it is a party.

     (f)  Except for (i) claims for the return at the end of the lease term of an Aircraft of security deposits paid by the Lessee under the Lease of that Aircraft, or (ii) claims for reimbursement of maintenance reserves or other amounts required to be reimbursed to or contributed for maintenance of an Aircraft pursuant to the express terms of any Lease of that Aircraft, in each case, as described on the Company Disclosure Schedule, there are no claims which have been or can be asserted by any Lessee or any other Person against the Company or any Aircraft arising out of the ownership, use, or operation of any Aircraft prior to the date of this Agreement. The Company Disclosure Schedule sets forth by Lessee and Aircraft, as of October 23, 2002, (i) the aggregate amount of maintenance reserves paid by the Lessees under the Leases prior to the date hereof less the aggregate amounts previously paid or reimbursed to the Lessees in respect of maintenance reserves under the Leases (“Potential Reserve Claim Amounts”) and (ii) the amounts of cash and cash equivalents maintained by the Company in respect of such Potential Reserve Claim Amounts.

     (g)  To the Company’s knowledge, no unrepaired damage, destruction or other casualty loss or partial loss, nor an event which with the passage of time would result in unrepaired damage, destruction or casualty loss, has occurred in respect of any Aircraft.

     (h)  Except as set forth on the Company Disclosure Schedule, there are existing no options, commitments or agreements to purchase or sell any Aircraft.

          SECTION 4.12. Insurance Coverage. The Company Disclosure Schedule lists all insurance policies and fidelity and surety bonds of the Company and its Subsidiaries. All policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of those policies and instruments in all material respects. There is no claim by the Company or any of its Subsidiaries pending under any such insurance policy or bond as to which coverage has been questioned, denied or disputed by the underwriters of that policy or bond or in respect of which those underwriters have reserved their rights. The Company does not know of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of those policies or bonds.

          SECTION 4.13. Title to Assets other than Aircraft. The Company or one of its Subsidiaries has good and valid title to all tangible assets other than Aircraft reflected on the Company Balance Sheet and all tangible assets it has acquired after the Company Balance Sheet Date (except those tangible assets other than Aircraft sold or otherwise disposed of after the Company Balance Sheet Date for fair value in the ordinary course of business consistent with past practice) free and clear of all Liens, other than Permitted Liens. All personal property owned or leased by the Company or any of its Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted. All material personal property leased by the Company or any of its Subsidiaries is in the condition required of that property by the terms of the lease applicable to that property.

          SECTION 4.14. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed to Parent in the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has not been:

     (a)  any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect on the Company;

     (b)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any Subsidiary thereof (other than dividends from wholly-owned Subsidiaries of the Company to the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

     (c)  any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

     (d)  any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any Indebtedness;

     (e)  any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any Aircraft, or any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any other asset, other than in the ordinary course of business consistent with past practices;

     (f)  any making of any loan, advance or capital contributions to or investment in any Person;

     (g)  any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had, individually or in the aggregate, a Material Adverse Effect on the Company;

     (h)  any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (i)  any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (j)  any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) entering into any management Contracts (excluding Contracts for employment) or Contracts with other consultants, (v) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, (vi) grant of options to purchase, or other security convertible into or exchangeable for, Company Stock or any Company Security, or (vii) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

     (k)  any Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any amended Tax Returns or claims for Tax refunds filed, any closing agreement entered into, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered; or

     (l)  any capital expenditure in an amount exceeding $50,000 individually or $250,000 in the aggregate.

          SECTION 4.15. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree.

          SECTION 4.16. Litigation. Except as set forth in the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of their respective properties, any Employee Plan, or any present or former officer, director or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any Subsidiary may be liable before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

          SECTION 4.17. Taxes. (a) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company have been filed when due in accordance with all applicable laws or requests for extensions to file such Tax Returns have been timely filed and granted and have not yet expired, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

     (b)  The Company has paid or has caused to be paid all material Taxes due and owing by them (whether or not shown on any Tax Return and whether or not any Tax Return was required) to the appropriate Taxing Authority. Where payment is not yet due, the Company will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes through the end of the last period for which the Company ordinarily record items on their respective books. There are no Liens on any of the assets of the

Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Permitted Liens.

     (c)  To the knowledge of the Company, no Taxing Authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2000.

     (d)  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (e)  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, other than the Affiliated Group of which the Company is the common parent and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (f)  The Tax Returns of Company through the Tax year ended December 31, 1996 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Except as set forth in the Company Disclosure Schedule, no issue relating to Taxes has been raised in writing by a Taxing Authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a Taxing Authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

     (g)  To the knowledge of the Company, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to the Company in respect of any Tax or Tax matter.

     (h)  During the five-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations.

     (i)  The Company does not owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Nor has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (j)  The Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company currently files, or within the last three Tax years has filed, Tax Returns. The Company has not received notice from a jurisdiction in which it is not currently filing a Tax Return that it should be filing a Tax Return in such jurisdiction.

     (k)  As of December 31, 2001, the aggregate amount of non-SRLY net operating losses of the Company for federal income tax purposes was equal to $44,884,029. Except as set forth in the Company Disclosure Schedule, the Company has not undergone a change of ownership within the meaning of Section 382(g) of the Code.

     (l)  The Company shall not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law.

     (m)  The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

     (n)  The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar provisions of foreign law) or any safe harbor lease transaction.

     (o)  The Company has never been an S corporation (within the meaning of Section 1361 (a)(1) of the Code).

     (p)  All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

     (q)  All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign Taxing Authority) have been disclosed in the Company Disclosure Schedule, and there are no pending requests for any such rulings (or corresponding determinations).

     (r)  As used in this Section, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Company” means the Company and/or any corporation that at any time has been a Subsidiary of the Company; “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement). “Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          SECTION 4.18. Employees and Employee Benefit Plans. (a) The Company Disclosure Schedules includes a list of the names, job titles and current annual salary or wage rates of all of the employees of the Company and any Subsidiary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such person for 2001 and paid to date or hereafter payable for 2002. No bonuses, incentive compensation or other similar compensation is or will become payable to any employee of the Company or its Subsidiaries for services performed (whether prior to or after the date hereof) based on the results of operations of the Company during calendar year 2002 or otherwise, and no targets have been set, pursuant to any employment agreement or arrangement or otherwise, which if met during calendar year 2002 or thereafter would entitle an employee of the Company or its Subsidiaries to any bonus, incentive compensation or other additional compensation or similar benefit for services performed (whether prior to or after the date hereof).

     (b)  Except as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) retains the services of any individuals performing services in the capacity of independent contractors, or (ii) has entered into an agreement with a third-party organization under which employees of such third party organization perform services for the Company.

     (c)  The Company Disclosure Schedule contains a correct and complete list identifying each Employee Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

     (d)  Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (e)  Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

     (f)  Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to or has in the past sponsored, maintained or contributed to, any Employee Plan which is intended to be qualified under Section 401(a) of the Code.

     (g)  Except as disclosed on the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to retirement, severance or bonus pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

     (h)  Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (i)  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2001.

     (j)  Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

          SECTION 4.19. Environmental Matters. The Company and its Subsidiaries (i) are in compliance with all Environmental Laws applicable to them and their respective properties, assets and businesses, except where the failure to comply would not have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) have all Environmental Permits required to carry on their respective businesses as now conducted.

          SECTION 4.20. Property and Leases. Neither the Company nor any of its Subsidiaries owns any real property. Each parcel of real property leased, used or held for use or otherwise needed for the conduct of the business by the Company or any of its Subsidiaries is listed in the Company Disclosure Schedule. All such leases of real property to which the Company or any such Subsidiary is a party, and all amendments and modifications thereto, are valid, binding and in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary or, to the knowledge of the Company, by the landlord, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or the Subsidiary or, to the knowledge of the Company, by the landlord, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All leases for such leased real property have been made available to Parent prior to the date of this Agreement.

          SECTION 4.21. Intellectual Property. The Company has no material Intellectual Property. The conduct of the business of the Company and its Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company in writing or orally, that the conduct of the business of the Company and its Subsidiaries as currently conducted materially infringes upon or may infringe upon or misappropriate the Intellectual Property rights of any third party.

          SECTION 4.22. Material Contracts. (a) The Company Disclosure Schedule contains a list of the following types of Contracts to which the Company or any of its Subsidiaries is a party (such Contracts, together with the Aircraft Documents, being the “Material Contracts”):

(i) all of the Indebtedness of the Company and its Subsidiaries;

(ii) each Contract which (A) is likely to involve consideration of more than $25,000 per year or over the remaining term of such Contract or (B) has a term longer than one year, and which cannot be canceled by the Company or its Subsidiary party thereto without penalty or further payment and without more than 60 days’ notice;

(iii) all management Contracts (excluding Contracts for employment) and Contracts with other consultants, including, but not limited to, any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $25,000 per year or over the remaining term of such Contract;

(iv) all Contracts with any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (each a “Governmental Authority”) to which the Company or any of its Subsidiaries is a party;

(v) all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries, or, following the Effective Time, Parent or any of Parent’s Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vi) all Contracts providing for benefits under any Employee Plan;

(vii) all material Contracts or arrangements that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

(viii) all Contracts for employment for any employee of the Company or any of its Subsidiaries;

(ix) all Contracts and agreements between the Company and any of its Subsidiaries on the one hand and any director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of such Person) of the Company or any of its Subsidiaries on the other hand;

(x) each operating lease and each capital lease (other than a Lease) which (A) is likely to involve consideration of more than $25,000 per year or over the remaining term of such contract or (B) has a term longer than one year; and

(xi) all other Contracts, whether or not made in the ordinary course of business, which are material to the Company, any of its Subsidiaries or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, have a Material Adverse Effect.

     (b)  Each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or any of its Subsidiaries which is a party thereto, as the case may be, enforceable against the Company or that Subsidiary in accordance with its terms and, to the best knowledge of the Company, of each other party thereto. True and complete copies of each of the Material Contracts have been delivered or otherwise made available to Parent. None of the Company or any of its Subsidiaries, as the case may be, has modified, amended or waived in any material respect any provision of the Material Contracts. The Company and its Subsidiaries have performed and are performing all material obligations required to be performed by each of them under the Material Contracts and are not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder; and, to the best knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect under any of the Material Contracts.

     (c)  Neither the Company nor any of the Subsidiaries has received notice from any Person that the Company or any such Subsidiary has taken any action or failed to take any action that would result in any breach of or default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of the Material Contracts (including, without limitation, any material agreement relating to Indebtedness of the Company or any of its Subsidiaries) or other material obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound (and the Company is not aware that any Person has asserted that such a breach or default will so result) which, in any such case, would have a Material Adverse Effect on the Company.

          SECTION 4.23. Affiliate Transactions. Except as disclosed on the Company Disclosure Schedule, (a) there are no liabilities between the Company or any of its Subsidiaries on the one hand, and any director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries on the other hand, (b) no director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries provides, or causes to be provided, any goods or services to the Company or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries provides or causes to be provided goods or services to any director, officer, employee, shareholder or Affiliate (or any relative, spouse, beneficiary or Affiliate of any such Person) of the Company or any of its Subsidiaries. Since July 29, 2002, no extension of credit in the nature of a personal loan has been made by the Company, directly or indirectly, to or for the benefit of any Company director or executive officer.

          SECTION 4.24. Anti-takeover Statutes. Other than obtaining the Shareholder Vote referred to in Section 4.02(a), the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from any anti-takeover or similar statute or regulation that applies or purports to apply to any such transactions.

          SECTION 4.25. Finders’ Fees. Except for Houlihan Lokey Howard & Zukin Financial Advisors, Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

          SECTION 4.26. Opinion of Financial Advisor. The Company has received the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s public shareholders from a financial point of view. A copy of such opinion shall promptly be delivered to Parent.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

          Parent represents and warrants to the Company that:

          SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each in accordance with its terms, except insofar as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, or by principles governing the availability of equitable remedies.

          SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of an agreement of merger with respect to the Merger with the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (ii) compliance with any applicable requirements of the Nasdaq Stock Market, the 1934 Act and any other securities laws, whether state or foreign.

          SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Parent or Merger Subsidiary, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any of their assets or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries.

          SECTION 5.05. Disclosure Documents. None of the information specifically provided in writing by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on approval of the principal terms of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          SECTION 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent is entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          SECTION 5.07. Financing. Parent has sufficient funds or committed sources of funds to meet the obligations of Parent and Merger Subsidiary under this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

          The Company agrees that:

          SECTION 6.01. Conduct of the Company. From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) adopt or propose any change to its articles of incorporation or bylaws;

(b) merge or consolidate with any other Person or acquire any stock or assets of any other Person;

(c) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except pursuant to existing contracts or commitments that have been disclosed to Parent prior to the date of this Agreement;

(d) (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

(e) agree or commit to do any of the foregoing.

          SECTION 6.02. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Shareholder Vote. Subject to Section 6.04(c), the Company Proxy Statement shall indicate the approval and declaration of advisability by the Board of Directors of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to the Company’s shareholders that they vote in favor of the approval of the principal terms of this Agreement. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) solicit from its shareholders proxies in favor of the approval of the principal terms of this Agreement and use its commercially reasonable efforts to obtain the Shareholder Vote and (iii) otherwise comply with all legal requirements applicable to such meeting.

          SECTION 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the confidentiality agreement dated April 5,

2002 between the Company and Jetscape, Inc. (the “Confidentiality Agreement”), the Company shall (i) give to the Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access upon prior notice to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to the Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Unless otherwise required by law, Parent will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

          SECTION 6.04. No Solicitation. (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, representatives or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions (other than to clarify the terms of the Acquisition Proposal solely to determine if the Acquisition Proposal is a Superior Proposal) or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party to make an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. The Company will notify Parent as soon as practicable after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any formal indication from any Person that it is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person who makes, to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal. The Company shall provide that notice orally and in writing and shall identify the Person making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall also notify Parent promptly following any material change to the terms of, or other material development with respect to, any such Acquisition Proposal, indication or request, including the execution of any definitive agreement with respect to such Acquisition Proposal (or a determination by the Board of Directors of the Company to enter into such a definitive agreement), and shall provide promptly to Parent a copy of any information provided to any Third Party pursuant to Section 6.04(b) which has not previously been provided to Parent. The Company shall, and shall cause its Subsidiaries and the directors, employees and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted before the date of this Agreement with respect to any Acquisition Proposal.

          (b) Notwithstanding the foregoing, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Third Party who delivers a Superior Proposal if (i) the Company has complied with the terms of this Section 6.04, including, without limitation, the requirement in Section 6.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that it should, in its reasonable judgment, take that action to comply with its fiduciary duties to the Company under applicable law, (iii) the Person who delivers the Superior Proposal executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take that action.

          (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to holders of shares of Company Stock, but only if (i) the Company has complied with the terms of this Section 6.04, including, without limitation, the requirement in Section 6.04(a) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) a Superior Proposal is pending at the time the Board of Directors determines to take that action, (iii) the Board of Directors determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that it should, in its reasonable judgment, take that action to comply with its fiduciary duties to the Company under applicable law and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take that action which notice shall identify the Person making, and the materials terms and conditions of, that Superior Proposal.

          (d) Nothing contained in this Section 6.04 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the 1934 Act with regard to a tender or exchange offer or making any disclosure required under applicable law.

          (e) For purposes hereof, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding shares of Company Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, on the basis of the advice of its financial advisor and taking into account the financial terms and conditions of the Acquisition Proposal, are more favorable from a financial point of view to all the Company’s shareholders than as provided hereunder, for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and which is reasonably capable of being consummated.

          SECTION 6.05. Notices of Certain Events. The Company shall promptly notify Parent of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty of the

Company contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained herein not to be complied with or satisfied;

          (c) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement (including the Company Proxy Statement); and

          (d) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or that relate to the consummation of the transactions contemplated by this Agreement.

          SECTION 6.06. Tax Matters. (a) Neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

          (b) The Company and its Subsidiaries acknowledge that Parent intends to cause the Company and each of its Subsidiaries to make an election under Section 338(g) of the Code (the “338 Election”) with respect to the Merger. The Company and each of its Subsidiaries agrees to take any actions and execute any documents necessary with respect to the 338 Election.

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

          The parties agree that:

          SECTION 7.01. Consents. Subject to the terms and conditions of this Agreement, the Company and Parent will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          SECTION 7.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

          SECTION 7.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the Nasdaq Stock Market, neither party will issue any such press release or make any such public statement prior to such consultation with the other.

          SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          SECTION 7.05. Trading in Company Stock. From the date of this Agreement until the Effective Time, the Company will not directly or indirectly purchase or sell (including short sales) any shares of Company Stock (or any put, call, option or derivative security or the like relating thereto).

          SECTION 7.06. Employment Agreements. The Surviving Corporation shall honor in accordance with their terms, the employment agreements of the Company with William Lindsey and Michael Grella; provided, that such employment agreements shall be amended prior to the Effective Time to provide that the terms thereof shall expire on November 4, 2004.

          SECTION 7.07 Director and Officer Liability. (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by California Law or any other applicable laws or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) For two years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement, provided that, in satisfying its obligation under this Section 7.07(b), the Surviving Corporation shall not be obligated to pay premiums in excess of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date of this Agreement.

          (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.07.

          (d) The rights of each Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under California Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries in effect as of the date hereof. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

ARTICLE 8

CONDITIONS TO THE MERGER

          SECTION 8.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) the principal terms of this Agreement shall have been approved by the shareholders of the Company in accordance with the California Code;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

          (c) All other authorizations, consents, waivers, orders or approvals for the Merger required to be obtained, and all other filings, notices or declarations required to be made, by Parent, Merger Subsidiary, or the Company prior to the consummation of the Merger and the transactions contemplated hereby, shall have been obtained from and/or made with, any Governmental Authorities and all third parties without the imposition of any condition that, in the reasonable judgment of Parent, would have a Material Adverse Effect on the Company or Parent, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not, individually or in the aggregate have a Material Adverse Effect on the Company or Parent.

          SECTION 8.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company contained in this Agreement that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of that time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) Parent shall have received a certificate signed by the chief executive officer of the Company to the foregoing effect;

          (b) Parent shall have received as of the Effective Time all certificates of officers of the Company and public officials that it might reasonably request relating to the existence and good standing of the Company and any of its Subsidiaries and the authorization, execution and delivery by the Company of this Agreement, all in form and substance reasonably satisfactory to Parent;

          (c) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any Contract, except for those consents or approvals the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

          (d) each of the members of the Board of Directors of the Company shall have resigned and all contractual rights, if any, of such persons to serve on the Board of Directors of the Company (and to nominate replacement or substitute directors or director nominees) shall have been terminated, with documentary evidence thereof delivered and satisfactory to Parent;

          (e) the Voting Agreement shall be in full force and effect;

          (f) Parent, Merger Subsidiary, the Company and its Subsidiaries and International Lease Finance Corporation (“ILFC”) shall have entered into definitive agreements, in form and substance satisfactory to Parent, to effect the transactions contemplated by that certain letter agreement between ILFC and Parent, a copy of which has been furnished to the Board of Directors of the Company;

          (g) Parent shall have received a certificate from an officer of ILFC setting forth a true and complete list of all Aircraft Documents to which ILFC is a party;

          (h) Parent shall have received evidence to its reasonable satisfaction that (i) each of the holders of options to purchase Company Stock granted under the Company’s stock option or compensation plans or arrangements shall have consented to the cancellation of such options in accordance with Section 2.05(a), and (ii) the Company shall have amended the terms of the such stock option or compensation plans or arrangements as necessary to give effect to the transactions contemplated by Section 2.05;

          (i) The holders of an aggregate amount in excess of 5% of the outstanding shares of Company Stock shall not have exercised dissenters’ rights in accordance with Chapter 13 of the California Code; and

          (j) Parent shall have received from each executive officer of the Company written confirmation in form reasonably satisfactory to Parent to the effect that after the Effective Time the Surviving Corporation will have no obligation to issue such executive officer any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Surviving Corporation or any other entity, whether on account of his employment agreement with the Company, his continued employment with the Surviving Corporation or otherwise.

          SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) each of the representations and warranties of Parent contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement that is not so qualified shall be true and correct in all material respects at and as of the date of the Effective Time as if made at and as of that time, (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the Company shall have received a certificate signed by a senior executive officer of Parent to the foregoing effect; and

          (b) the Company shall have received as of the Effective Time all certificates of officers of Parent and Merger Subsidiary and public officials that it might reasonably request relating to the existence and good standing of Parent and Merger Subsidiary and the authorization, execution and delivery by Parent and Merger Subsidiary of this Agreement, all in form and substance reasonably satisfactory to the Company.

ARTICLE 9

TERMINATION

          SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written agreement of the Company and Parent;

          (b) by either the Company or Parent, if:

(i) the Merger has not been consummated at or before 5:00 p.m., Eastern time, on January 31, 2003 (the “End Date”), provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by that time; or

(ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or there shall be entered any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining or otherwise prohibiting Company or Parent from consummating the Merger and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii) the principal terms of this Agreement shall not have been approved in accordance with the California Code by the Company’s shareholders at the Company Shareholder Meeting (or any adjournment thereof).

          (c) by Parent, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.02(a) not to be satisfied, and such failure has not been permanently cured within 10 Business Days following receipt of notice of such failure; or

          (d) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 8.03(a) not to be satisfied, and such failure has not been permanently cured within 10 Business Days following receipt of notice of such failure; or

          (e) by the Company, if, prior to obtaining the Shareholder Vote, a Superior Proposal has been received, the Company has complied with the terms of Section 6.04 and the Company has paid Parent the Termination Fee; or

          (f) by Parent, if (i) the Board of the Company shall have failed to make or shall have withdrawn or modified in a manner adverse to Parent its recommendation to the Company’s shareholders referred to in Section 6.02, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to an Acquisition Proposal (or shall have resolved to do any of the foregoing); or (ii) there shall have been a breach of Section 6.04, or (iii) the Company shall have entered into a definitive agreement or an agreement in principle with a Third Party regarding an Acquisition Proposal or any agreement, assignment or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement.

          The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to the other party.

          SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall, except for Section 9.03 and Article 10, become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof, (iii) breach by any party of any representation or warranty or agreement contained in this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.

          SECTION 9.03. Fees and Expenses. (a) Except as otherwise provided in this Section and in the proviso to Section 9.02, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring that cost or expense.

          (b) If this Agreement is terminated by the Company pursuant to Section 9.01(e) or by Parent pursuant to any of the clauses of Section 9.01(f), then the Company agrees to pay to Parent a fee (the “Termination Fee”) in immediately available funds equal to $100,000. This Termination Fee shall be paid promptly, but in no event later than the termination of this Agreement by the Company pursuant to Section 9.01(e) or later than two Business Days after termination of this Agreement by Parent pursuant to any of the clauses of Section 9.01(f).

          (c) If this Agreement shall have been terminated by the Company pursuant to Section 9.01(e) or by Parent pursuant to any of the clauses of Section 9.01(f), the Company agrees to promptly pay Parent in immediately available funds an amount equal to the documented out-of-pocket costs and expenses (including, but not limited to, all investment banking, legal, accounting and consulting fees and expenses) incurred by or on behalf of Parent or Merger Subsidiary in connection with the negotiation, execution, delivery and performance of this Agreement and any consideration, investigation, negotiation and structuring of the transactions contemplated by this Agreement; provided that in no event shall the Company be liable under this Section for an amount in excess of $400,000.

          (d) If the Company fails promptly to pay any amount due to Parent pursuant to this Section 9.03, it shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company obligated under this Section 9.03 for that amount.

          (e) The Company agrees that its legal, investment banking and/or consulting fees (including, without limitation, the fees of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.) incurred and to be incurred by the Company in connection with the transactions contemplated hereby shall in no event exceed $225,000 in the aggregate.

ARTICLE 10

MISCELLANEOUS

          SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:	Jetscape Aviation Group, Inc. 408 S. Andrews Avenue, Suite 200 Fort Lauderdale, Florida 33301
	Attention:	John Evans, Chairman and Chief Executive Officer
Fax: (954) 763-4757

with a copy to:	Greenberg Traurig, P.A. 1221 Brickell Avenue Miami, Florida 33131 Attention: Kenneth C. Hoffman, Esq. Fax: (305) 579-0717

if to the Company:	International Aircraft Investors 3655 Torrance Boulevard, Suite 410 Torrance, California 90503 Attention: William Lindsey, Chairman Fax: (310) 316-8145

with a copy to:	O’Melveny & Myers LLP 400 South Hope Street Los Angeles, California 90071-2899 Attention: Richard A. Boehmer, Esq. Fax: (213) 430-6407

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a Business Day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

          SECTION 10.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement, except for the agreements set forth in Sections 7.06, 7.07, 9.02, 9.03, 10.02, 10.03, 10.04, 10.05 and 10.06.

          SECTION 10.03. Amendments; Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the approval of the principal terms of this Agreement by the shareholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 10.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this

Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

          SECTION 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 10.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except for the provisions of Article 2 and Sections 7.06 and 7.07, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

          SECTION 10.08. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided, however the Confidentiality Agreement shall remain valid and in effect.

          SECTION 10.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          SECTION 10.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL AIRCRAFT INVESTORS

By:	/s/ WILLIAM E. LINDSEY

Name: William E. Lindsey Title: Chairman

By:	/s/ STUART M. WARREN

Name: Stuart M. Warren Title: Secretary

JETSCAPE AVIATION GROUP, INC.

By:	/s/ JOHN EVANS

John Evans Chairman and Chief Executive Officer

By:	/s/ BRADLEY M. WINOGRAD
Bradley M. Winograd Vice President and Assistant Secretary

JETSCAPE LEASING, INC.

By:	/s/ JOHN EVANS
John Evans Chairman and Chief Executive Officer

By:	/s/ BRADLEY M. WINOGRAD
Bradley M. Winograd Vice President and Assistant Secretary

EXHIBIT A

TO

AGREEMENT AND PLAN OF MERGER

NAME	OFFICER

William E. Lindsey	Chief Executive Officer
Michael P. Grella	President and Chief Operating Officer
Richard Hammond	Vice President Finance, Chief Financial Officer
Chris Vorderkunz	Vice President Technical
Alan G. Stanford, Jr.	Vice President Finance, Treasurer
Shirley Naito	Vice President Contracts

Annex B

[HOULIHAN LOKEY LETTERHEAD]

November 12, 2002

Board of Directors
International Aircraft Investors
3655 Torrance Boulevard
Suite 410
Torrance, California 90503

Ladies and Gentlemen:

We understand that International Aircraft Investors (the “Company”) is considering entering into an Agreement and Plan of Merger (the “Agreement”) under which it will merge (the “Merger”) with a wholly-owned subsidiary of Jetscape Aviation Group, Inc. We further understand that the consideration to be paid to the common shareholders of the Company pursuant to the Agreement will be $1.45 per share if the Merger is completed by December 31, 2002, and $1.10 per share if the Merger is completed after December 31, 2002. The Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Transaction.”

You have requested that Houlihan Lokey render an opinion as to the fairness, from a financial point of view, to the public shareholders of the Company of the consideration to be received by them in connection with the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	Reviewed the Company’s Annual Reports on Form 10-K for the four years ending December 31, 2001;

2.	Reviewed consolidated, audited financial statements for the Company for the four fiscal years ended December 31, 2001, and the draft, unaudited consolidated financial statements for the interim period ended September 30, 2002;

3.	Reviewed copies of the draft Agreement dated November 11, 2002;

4.	Reviewed aircraft appraisals performed by an internationally-recognized third-party appraiser;

5.	Met with certain members of the senior management of the Company to discuss the Transaction and the operations, financial condition, future prospects, projected operations, performance of the Company;

6.	Visited the business offices of the Company;

7.	Reviewed income statement and cash flow projections for the Company on a month-by-month and plane-by-plane basis through December 31, 2007 as provided by management;

8.	Reviewed certain publicly-available financial data for certain companies that we deem comparable to the Company; and

9.	Conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and the good-faith judgment of senior management of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. We express no opinion with respect to such forecasts and projections or the assumptions on which they are based.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have neither reviewed the books and records of the Company nor made any physical inspection or independent appraisal of any of the properties or assets of the Company. We have relied upon the aircraft appraisals performed by a third-party appraiser referenced above and have not independently verified such appraisals. We have assumed that the executed version of the Agreement will not differ in any material respect from the last draft we reviewed, and that the Transaction will be consummated on the terms set forth therein, without waiver or modification of any material terms. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

This Opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Transaction. This Opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed as alternatives to the Transaction or your decision to proceed with the Transaction.

Our Opinion addresses only the fairness from a financial point of view to the public shareholders of the Company of the consideration to be received by such shareholders and we do not express any views on any other terms of the Transaction.

In rendering this Opinion, we have not been engaged to act as an agent or fiduciary of the public shareholders of the Company or any other third party. We have acted as financial advisor in connection with the Transaction described in this letter and we will receive a fee for our services.

This letter is solely for your benefit and, except with respect to its use in connection with a proxy statement for the Company relating to the Transaction, may not be used or quoted for any other purpose without our prior written consent. This Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and that no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the public shareholders of the Company in connection with the Transaction is fair to the public shareholders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex C

CHAPTER 13 OF THE
CALIFORNIA CORPORATIONS CODE

CHAPTER 13. DISSENTERS’ RIGHTS

Section

1300.	Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.

1301.	Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.

1302.	Submission of share certificates for endorsement; uncertificated securities.

1303.	Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment.

1304.	Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers.

1305.	Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs.

1306.	Prevention of immediate payment; status as creditors; interest.

1307.	Dividends on dissenting shares.

1308.	Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.

1309.	Termination of dissenting share and shareholder status.

1310.	Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval.

1311.	Exempt shares.

1312.	Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

§ 1300.	Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301.	Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§1302.	Submission of share certificates for endorsement; uncertificated securities

          Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303.	Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304.	Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305.	Report of appraisers; confirmation; determination by court; judgment, payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306.	Prevention of immediate payment; status as creditors; interest

          To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307.	Dividends on dissenting shares

          Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308.	Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

          Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309.	Termination of dissenting share and shareholder status

          Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310.	Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

          If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311.	Exempt shares

          This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312.	Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

International Aircraft Investors
Proxy
Special Meeting of Shareholders
December 19, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of International Aircraft Investors (the “Company”) hereby appoints William E. Lindsey and Michael P. Grella as Proxies of the undersigned, with full power of substitution, authorizes them to represent and to vote, as designated on the reverse, all of the shares of common stock of the Company held of record by the undersigned on November 15, 2002, at the Special Meeting of Shareholders of the Company to be held December 19, 2002, or any adjournment thereof. If no direction is made, this proxy will be voted FOR the proposal below.

(Continued and to be signed on other side)

Please mark your vote as in this example ☒

1.	To approve the principal terms of an Agreement and Plan of Merger, dated November 13, 2002, among Jetscape Aviation Group, Inc., International Aircraft Investors and Jetscape Leasing, Inc.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Receipt of the Notice of Special Meeting of Shareholders and accompanying Proxy Statement, each dated November 27, 2002, is hereby acknowledged.

Signature(s)	Date

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.